Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lifeline Therapeutics, Inc.
(Name of small business issuer in its charter)

Colorado	6770	84-1097796
(State or Jurisdiction of Incorporation or	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
organization)	Classification Code Number)

6400 South Fiddler’s Green Circle
Suite 1750
Englewood, Colorado 80111
(720) 488-1711
(Address and telephone number of principal executive offices)

William J. Driscoll
6400 South Fiddler’s Green Circle
Suite 1750
Englewood, Colorado 80111
(720) 488-1711
(Name, address and telephone number of agent for service)

Copy of all communications to:
Alan Talesnick, Esq.
Jon S. Ploetz, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Series A,
$0.001 par value per
share	6,322,001	$ 9.60	$ 60,691,210	$ 7,143
Common Stock, Series A,
underlying Bridge	1,592,569	9.60	15,288,662	1,799
Warrants
Common Stock, Series A,
underlying Unit	4,000,016	9.60	38,400,154	4,520
Warrants
Common Stock, Series A,
underlying Placement	409,281	9.60	3,929,098	463
Agent Warrants
TOTAL	12,323,867			$ 13,925

(1)

In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions affecting the shares to be offered by the selling stockholders.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the bid and ask prices for the Registrant’s common stock as reported on the OTC Bulletin Board on June 28, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2005

PROSPECTUS

LIFELINE THERAPEUTICS, INC.

12,323,867 SHARES OF CLASS A COMMON STOCK

     This prospectus relates to the sale by certain stockholders of Lifeline Therapeutics, Inc. of up to 12,323,867 shares of our Class A common stock $0.001 par value per share. The shares of our Class A common stock covered hereby include 6,322,001 shares held by the selling stockholders named in this prospectus, and shares that may be issued to, and transferred by, the selling stockholders upon exercise of 2,001,850 of our warrants to purchase Class A common stock for a price of $2.00 per share and 4,000,016 of our warrants to purchase Class A common stock for $2.50 per share.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “LFLT.” On June 28, 2005 the closing bid and ask prices for one share of our common stock were $9.50 and $9.70, respectively, as reported by the OTC Bulletin Board website. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Lifeline Therapeutics, Inc. manufactures Protandim™.

______________________

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 4 of this prospectus before making a decision to purchase our stock.

______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

______________________

The date of this prospectus is ________, 2005

     Lifeline Therapeutics, Inc. has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Lifeline Therapeutics, Inc.‘s condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies. Documents that are incorporated by reference in this Prospectus speak only as of their date, except where they specify that other dates apply.

ii

PROSPECTUS SUMMARY

     This summary presents selected information from this Prospectus. You should carefully read this entire Prospectus and the documents to which the Prospectus refers in order to understand this offering. See “Additional Information.”

Lifeline Therapeutics, Inc.

     Lifeline Therapeutics, Inc. (“Lifeline Therapeutics” or the “Company”) was formed under Colorado law in June 1988 under the name “Andraplex Corporation.” We amended our name to “Yaak River Resources, Inc.” in January 1992 and to Lifeline Therapeutics, Inc. in October 2004. Our principal place of business is 6400 South Fiddler’s Green Circle, Suite 1750, Englewood, CO 80111, telephone (720) 478-1711, fax (720) 488-1722, or email at info@Protandim.com. Our website is www.Protandim.com. Lifeline Therapeutics and its officers, directors, and significant shareholders, file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     Capitalization. As a result of the Reorganization (described below), we have a complex equity capital structure. This is summarized in the following table as of May 31, 2005.

Pro-Forma Fully Diluted Shares as of May 31, 2005
Series A Common Stock (1)	22,111,080
Series B Common Stock (2)	0
Preferred Stock (3)	0
Bridge Warrants issued
exercisable at $2.00 per
share (4)	1,592,569
Unit Warrants issued
exercisable at $2.50 per
share (4)	4,000,016
Placement Agent Warrants
issued exercisable at $2.00
per share (4)	409,281
Option to employee (5)
50,000

Total Issued and Outstanding
Series A Shares assuming
all options and warrants
are exercised	28,162,946

1.

The Series A Common Stock is entitled to vote. When we use the term “Common Stock” in this Prospectus, we intend to refer only to the Series A Common Stock. There are 250,000,000 shares of Series A Common Stock authorized. See “Description of Securities,” below.

2.	The Series B Common Stock is not entitled to vote. There are 250,000,000 shares of Series B Common Stock authorized and no shares outstanding. See “Description of Securities,” below.
3.	There are 50,000,000 shares of preferred stock authorized and no shares outstanding. See “Description of Securities,” below.
4.	These warrants expire April 18, 2008, unless exercised. We cannot offer any assurance that any warrants will be exercised.
5.

Options to purchase shares of Common Stock issued to the Director of Marketing, exercisable at $2.50 per share, that expire on May 31, 2008. Our board of directors has reserved 3,000,000 shares for issuance as stock grants and option grants.

     Reorganization. On October 26, 2004, we completed a reorganization by which we acquired approximately 81% of the outstanding common stock of Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals”), a privately-held Colorado corporation that was formed in July 2003 (the “Reorganization”). In the Reorganization:

o

We issued 15,385,110 shares of our Common Stock (representing about 94% of our outstanding Common Stock after the Reorganization) to eleven persons in exchange for their ownership interest in Lifeline Nutraceuticals.

o	We agreed to exchange $240,000 in new promissory notes for a like amount of convertible debt obligations of Lifeline Nutraceuticals.
o	We agreed to exchange $559,000 in new promissory notes for a like amount of bridge loan note obligations of Lifeline Nutraceuticals.

     Subsequent Activities. In March 2005, we completed the acquisition of the remaining minority shareholder interest in Lifeline Nutraceuticals by issuing to that person (Michael Barber) 1,000,000 shares of the Company's Common Stock. Mr. Barber also entered into a covenant not to compete with us for which we paid $250,000.

     After the completion of the Reorganization, we raised additional capital through the issuance of bridge warrants to accredited investors. As a result of commitments made to the holders of the bridge warrants, on April 18, 2005, we issued to them warrants to purchase 1,592,569 shares of Common Stock (“Bridge Warrants”), which are exercisable at $2.00 per share through April 18, 2008.

     We conducted a private placement of our securities in March through May 2005. In that placement, we issued units to accredited investors for cash and exchange of bridge loan notes. Each unit consisted of 10,000 shares of our Common Stock and a warrant (“Unit Warrant”) to purchase 10,000 shares of our Common Stock for $2.50, exercisable through April 18, 2008. After deducting commissions of $498,563 paid to Keating Securities, LLC (“Keating Securities”), a $75,000 non-accountable expense allowance paid to Keating Securities, and a fee to the escrow agent, we received net proceeds of approximately $4,400,000. In that private placement:

o

We issued 1,507,202 shares of our Common Stock and an equal number of Unit Warrants to satisfy a majority of the principal and interest obligations, $3,014,404, to holders of outstanding bridge loan notes (“Bridge Notes”) issued by Lifeline Nutraceuticals before, and by Lifeline Therapeutics after, the Reorganization;

o	We issued 2,492,814 shares of our Common Stock and an equal number of Unit Warrants to persons who invested a total of $4,985,627 in cash; and

o

We issued warrants to purchase 404,281 shares of our Common Stock to Keating Securities and warrants to purchase 5,000 shares of our Common Stock to The Scott Group, our placement agents, exercisable at $2.00 per share through April 18, 2008 (the Placement Agent Warrants”).

     We used $170,733 of the net proceeds from this offering for repayment of the Bridge Notes that were not converted in the private placement ($160,000 in principal and $10,733 interest), approximately $278,400 for costs associated with the Bridge Warrant offering, and $140,000 for a finder’s fee to The Scott Group.

     We also issued 536,081 shares of our Common Stock to satisfy principal and interest obligations to holders of $240,000 of new promissory notes issued in the Reorganization.

Our Business

     One of the paradoxes of life is that the molecule that sustains aerobic life, oxygen, is not only fundamentally essential for energy metabolism and respiration, but it causes many diseases and degenerative conditions. “Oxidative stress” is widely believed to play a key role in the aging process and the body’s defenses against oxidative stress and free radicals decrease with age, resulting in numerous age-related ailments and diseases.

     Oxidative stress results from the fact that we breathe air and utilize oxygen to generate energy. Unfortunately, a small percentage of the oxygen we utilize generates toxic “oxygen free radicals” that damage the cells and tissues of the human body and consequently negatively impact our general health. Oxidative stress refers to the cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. These reactive oxygen species (ROS) and free radicals can be elevated under a wide variety of conditions, including radiation, ultra-violet light, smoking, excessive alcohol consumption, certain medical conditions such as neurodegenerative diseases and diabetes, and advancing age.

     Elevated ROS levels inflict structural damage to nucleic acid, lipid, carbohydrate and protein components of cells, thereby directly contributing to or exacerbating tissue dysfunction, disease and age-related debilitation. Normally, cellular antioxidant enzymes serve to inactivate ROS and maintain their levels at those compatible with normal cell function. Important among these enzymes are Superoxide Dismutase (SOD) and Catalase (CAT). However, the levels of these protective antioxidant enzymes decrease with age and are also reduced in a number of disease conditions.

     SOD is the body’s most effective natural antioxidant. SOD works in conjunction with CAT, and under some circumstances the balance may be important. A by-product of SOD’s potent antioxidant activity is Hydrogen Peroxide, a dangerous substance that needs to be subsequently converted into water and oxygen by CAT. Together, these enzymes constitute the first line of defense and repair for the body. Scientists have long realized that increasing our levels of SOD and CAT is the key to fighting oxidative stress, disease and aging. However, SOD and CAT oral supplements can neither:

(i) be absorbed; nor
(ii) work in conjunction with each other in one safe, orally-available pill.

     We developed Protandim™, a proprietary blend of ingredients that has (through studies on animals and humans) demonstrated the ability to enhance SOD in brain, liver, and blood, the primary battlefields for oxidative stress. Protandim™ is marketed as a “dietary supplement” as defined in Section 3 of the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), codified as §201(ff) of the federal Food, Drug, and Cosmetic Act (“FFDCA”) (21 U.S.C. §321(ff)). The name Protandim™ is derived from: “promoting the tandem” co-regulation of two of the body’s antioxidant enzymes (SOD and CAT). Protandim™ and the related intellectual property are owned by our subsidiary, Lifeline Nutraceuticals.

     Throughout this document, the terms “nutraceutical” and “pharmaceutical” are used. These terms are not defined in the FFDCA but are nonetheless commonly used by the public. “Nutraceutical” is a term often used as a synonym for “dietary supplement,” a statutorily defined term. “Pharmaceutical” is a term often used as a synonym for the term “drug” as defined in the FFDCA. Currently we are only offering a dietary supplement for sale.

The Offering

     Lifeline Therapeutics is not offering any securities pursuant to this Prospectus. The selling security holders named below (see “The Selling Security Holders”) are offering the following:

o	6,322,001 shares of our Common Stock currently held by the Selling Security Holders;

o	1,592,569 shares of our Common Stock underlying our outstanding Bridge Warrants;

o	4,000,016 shares of our Common Stock underlying our outstanding Unit Warrants; and

o	409,281 shares of our Common Stock underlying our outstanding Placement Agent Warrants.

     Each of the foregoing was or will be issued as a “restricted security” as that term is defined in Rule 144 adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The exercise of the warrants is not included in this Prospectus. Holders may exercise the warrants only pursuant to an exemption from registration under the Securities Act of 1933 and applicable state law, if an exemption is available.

     We will not receive any proceeds from the sale of common stock by the Selling Security Holders pursuant to this prospectus.

A Note About Forward-Looking Statements

     In our effort to make the information in this Prospectus more meaningful, this Prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the respective meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this Prospectus reflect the current expectations of our management concerning future results and events.

     The forward-looking statements are not statements of historical fact, but may use such terms as “may,” “expects to” and other terms denoting future possibilities. Forward-looking statements include, but are not limited to, those statements relating to our future development, development of our intellectual property or products we expect to be developed from our intellectual property, financial condition, and our ability to acquire the additional financing necessary to undertake business operations as contemplated in this Prospectus. The accuracy of these and other statements in this Prospectus cannot be guaranteed as they are subject to a variety of risks which are beyond our ability to predict or control; these “Risk Factors” and the other factors described in this Prospectus and information incorporated by reference may cause actual results to differ materially from our estimates contained in this Prospectus or in the documents incorporated by reference herein.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements included in this Prospectus. In addition to the factors discussed under “Risk Factors,” the following important factors could affect future results, causing the results to differ materially from those expressed in the forward-looking statements in this Prospectus:

•	our working capital shortage, which has been aggravated by additional research, development, and marketing expenses necessary to expand our existing and new business lines;

•	demand for, and acceptance of, our materials;

•	changes in development, distribution, and supply relationships;

•	the impact of competitive products and technologies and no assurance as to the validity of our intellectual property rights;

•	dependence on future product development;

•	the possibility of future customer concentration;

•	our dependence on key personnel;

•	the volatility of our stock price and the potential adverse impact on our market which may be caused by future sales of restricted securities;

•	the possibility of environmental violations relating to our business activities and products; and

•	the impact of new technologies.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this Prospectus. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements in this Prospectus are made only as of the date of this Prospectus and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected anticipated events, objectives, goals or other planned or desired results will occur or otherwise be achieved.

RISK FACTORS

     You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. The future development of Lifeline Therapeutics and its technology is and will continue to be dependent upon a number of factors. You should consider the following information as well as the more detailed information concerning Lifeline Therapeutics and its subsidiary contained elsewhere in this Prospectus. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risk Factors Relating to the Company, its Lack of Operations, and its Financial Condition

The Company has a lack of operating history and lack of revenues from operations.

     We have not generated any significant revenues. Although Lifeline Nutraceuticals incorporated in July 2003, and even though we have expended in excess of $2,300,000 on research and development activities and overhead expenses since July 2003, we do not have any significant operating history. We commenced sales of our only product Protandim™ in February 2005. Through May 31, 2005 our total revenues from sales were $66,000. Our sales for the first 17 days of June 2005 were in excess of $1,500,000, without allowances for returns and defective product.

Our consolidated financial statements raise doubt about our ability to continue as a going concern because of our financial condition, negative net worth, and substantial losses.

     The opinion of the auditors for Lifeline Nutraceuticals for the fiscal year ended June 30, 2004 expressed the following concerns about our ability to continue as a going concern: “The accompanying financial statements have been prepared assuming that the Company [Lifeline Nutraceuticals] will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, is wholly reliant upon its shareholders for future financing needs and at present has sold no product or service. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

     This condition has continued since those financial statements, and we expect that these conditions will continue for the foreseeable future. In view of the matters described in the preceding paragraphs and Note 1 to our financial statements, our ability to continue to pursue our plan of operations as described herein is dependent upon our ability to meet our financial requirements on a continuing basis and to succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.

There is no assurance that we will be successful in expanding our operations and, if successful, managing our future growth.

     As a result of the funds available from the completion of our recent private placement of Common Stock, we will substantially increase the scale of our operations. This increase in scale and expansion of our operations will result in higher operating costs. If we are unable to generate revenues that are sufficient to cover our increased costs, our results of operations will be materially and adversely affected. In addition, we may experience periods of rapid growth, including increased staffing levels. Any such growth will place a substantial strain on our management, operational, financial and other resources, and we will need to train, motivate and manage employees, as well as attract sales, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives would have a material adverse effect on our business, financial condition and results of operations.

Government regulators and regulations could adversely affect our business.

     The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale of our product, as well as other dietary supplements, are subject to regulation by a number of federal, state, and local agencies, including but not limited to the Federal Food and Drug Administration (FDA) and the Federal Trade Commission (FTC). These agencies have a variety of procedures and enforcement remedies available to them, including but not limited to:

o	Initiating investigations;

o	Issuing warning letters and cease and desist orders;

o	Demanding recalls;

o	Initiating adverse publicity;

o	Requiring corrective labeling or advertising;

o	Requiring consumer redress and/or disgorgement;

o	Seeking injunctive relief or product seizures;

o	Initiating judicial actions; and

o	Imposing civil penalties or commencing criminal prosecution.

Federal and state agencies have in the past used these types of remedies in regulating participants in the dietary supplement industry, including the imposition by federal agencies of monetary redress in the millions of dollars. In addition, adverse publicity related to dietary supplements may result in increased regulatory scrutiny, as well as the initiation of private lawsuits.

     Our failure to comply with applicable laws could subject us to severe legal sanctions that could have a material adverse effect on our business and results of operations. We cannot assure you that any specific action taken against us will not result in a material adverse effect on our business and results of operations. Additionally we cannot assure you that a state will not interpret claims presumptively valid under federal law as illegal under that state’s regulations.

Future laws or regulations may hinder or prohibit the production or sale of our products.

     We may be subject to additional laws or regulations in the future, such as those administered by the FDA, FTC, or other federal, state, or local regulatory authorities. Laws or regulations that we consider favorable, such as the DSHEA, may be modified or repealed. Current laws or regulations may be interpreted more stringently. We are unable to predict the nature of such future laws, regulations or interpretations, nor can we predict what effect they may have on our business. Possible effects or requirements could include, but are not limited to, the following:

o	The reformulation of products to meet new standards;

o	Additional ingredient restrictions;

o	Additional claim restrictions;

o	The recall or discontinuance of products unable to be reformulated;

o	Imposition of additional good manufacturing practices and/or record keeping requirements;

o	Expanded documentation of the properties of products; and

o	Expanded or different labeling, or scientific substantiation.

Any such requirements could have material adverse effects on our business or results of operations.

Unfavorable publicity could materially hurt our business and the value of your investment.

     We are highly dependent upon consumers’ perceptions of the safety and quality of our products, as well as products distributed by other companies. There can be no assurance that future scientific research or publicity will be favorable to our industry or any particular product, or consistent with earlier research or publicity. Future reports or research that are perceived less favorably or that question such earlier research could have a material adverse effect on use. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. In addition, we may be unable to counter the effects of negative publicity concerning the efficacy of our product. Adverse publicity could also increase product liability exposure.

We are and will continue to be subject to the risk of investigatory and enforcement action by the FTC, which could have a negative impact upon the price of our stock.

     We will always be subject to the risk of investigatory and enforcement action by the FTC based on our advertising claims and marketing practices. The FTC routinely reviews product advertising, including websites, to identify significant questionable advertising claims and practices. The FTC has brought many actions against dietary supplement companies based upon allegations that applicable advertising claims or practices were deceptive and/or not substantiated. If the FTC initiates an investigation, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Such an investigation: (i) may be very expensive to defend, (ii) may be lengthy, and (iii) may result in an adverse ruling by a court, administrative law judge, or in a publicly disclosed consent decree.

We are dependent on our key personnel, and the loss of any of them could adversely affect our business.

     We depend on the continued performance of the members of our management team and our science team: William Driscoll, Dr. Joe McCord, and Paul Myhill (see “Directors and Executive Officers” below). Each of them has contributed significantly to the expertise of our team and position of our business. None of these key employees has an employment agreement with the Company. If we lose the services of any of the foregoing individuals, and are unable to locate suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business. We do not have key man life insurance for any of our employees.

Worsening economic conditions may adversely affect our business.

     The demand for dietary supplements tends to be sensitive to consumers’ disposable incomes and therefore a decline in general economic conditions may lead to our consumers having less discretionary income with which to purchase such products. This could cause a reduction in our projected revenues and have a material adverse effect on operating results.

Our business is susceptible to product liability claims, which could adversely affect our working capital, shareholders’ equity and profitability.

     The manufacture and sale of any product for human consumption raises the risk of product liability claims if a customer alleges an adverse reaction after using the product. These claims may derive from the product itself or a contaminant found in the product from the manufacturing, packaging, or sales process. Even with the product liability/completed operations insurance we have obtained, there will be a risk that insurance will not cover completely or would fail to cover a claim, in which case we may not have the financial resources to satisfy such claims, and the payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products.

We have no manufacturing capabilities and we are dependent upon other companies to manufacture our product.

     We are dependent upon our relationship with an independent manufacturer to fulfill our product needs. We currently only use one manufacturer for the manufacturing process for our product. Our ability to market and sell our product requires that the product be manufactured in commercial quantities and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to manufacture our product at a cost that permits us to charge a price acceptable to the customer while also accommodating any distribution costs or third-party sales compensation. If our current manufacturer is unable for any reason to fulfill our requirements, or seeks to impose unfavorable terms, we will have to seek out other contract manufacturers. Competitors who perform their own manufacturing may have an advantage over us with respect to pricing, availability of product, and in other areas through their control of the manufacturing process.

We intend to donate 10% of our pre-tax earnings, if any, to charities, including our own Lifeline Orphanage Foundation, which will reduce our earnings and available cash.

     The Company has expressed its intention to give 10% of pre-tax earnings (if any) to charitable causes, including the Lifeline Orphanage Foundation of which one of our directors, Paul Myhill, is a trustee. The board of directors will have to approve any contribution and may change our intentions to make charitable contributions. These funds, when given, will be designated for use in the construction of orphanages and other humanitarian needs as our Board of Directors may determine appropriate. These contributions may be in cash or by contributing inventory to organizations that can use the Protandim™ supplement for beneficial purposes. While we believe that we have valid business reasons for committing to make these contributions, any contributions made will reduce our earnings and available cash and these reductions will be reflected in our financial statements. We cannot offer any assurance that we will achieve the business goals that we expect to achieve as a result of these contributions.

We have a risk of environmental liabilities due to our past operations and property ownership.

     Because of our prior ownership of mining properties in Montana and residential lots near the mining town of Victor, Colorado, there is a risk that a governmental agency or a private individual may assert liability against us for violation of environmental laws.

Risks Related to Intellectual Property and Obsolescence

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

     We have attempted to protect Protandim™ through a combination of trade secrets, confidentiality agreements, patents and other contractual provisions. Lifeline Nutraceuticals has applied for seven patents thus far for Protandim™, and we will apply for other patents as we determine it to be warranted. Even considering our existing patents and any others that we may apply for, patents only provide a limited protection against infringement, and patent infringement suits are complex, expensive, and not always successful. William Driscoll and Paul Myhill, the original inventors, have assigned all patent filings to Lifeline Nutraceuticals and the assignment has been filed with the United States Patent and Trademark Office.

If we do not continue to innovate and provide products that are useful to users, we may not remain competitive, and our revenues and operating results could suffer.

     Scientists, research institutions, and commercial institutions are making advances and improvements in nutritional supplements and issues relating to oxidative stress and aging very quickly both domestically and internationally. It is possible that future developments may occur, and these developments may render Protandim™ non-competitive. We believe that our future success will depend in large part upon our ability to develop, to commercialize, and to market products that address issues relating to aging and oxidative stress, and to anticipate successfully or to respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot guarantee that our continuing development efforts will be successful. In the future, we may face substantial competition, and we may not be able to compete successfully against present or future competitors.

If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed.

     Our proprietary information is critically important to our competitive position and is a significant aspect of the products and services we provide. We generally enter into confidentiality or noncompete agreements with most of our employees and consultants, and control access to, and distribution of, our documentation and other proprietary information. Despite these precautions, we cannot assure you that these strategies will be adequate to prevent misappropriation of our proprietary information. Therefore, we could be required to expend significant amounts to defend our rights to proprietary information in the future if a breach were to occur.

Risk Factors Relating to our Common Stock

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

     At the time of effectiveness of the registration statement, the number of shares of our Common Stock eligible to be immediately sold in the market will increase approximately from 989,836 to 13,313,703. If the selling security holders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that selling security holders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.

     In addition, as of May 31 2005, approximately 14,850,000 shares of Common Stock held by existing stockholders constitute “restricted shares” as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act. All but 50,000 of these shares will be eligible for trading under Rule 144 on and after November 1, 2005 (after having met a one year holding period), except that pursuant to Rule 144, a stockholder owning more than one percent of the total outstanding shares cannot sell, during any 90-day period, restricted securities constituting more than one percent of the Company’s total outstanding shares.

Our management and larger stockholders exercise significant control over our Company and may approve or take actions that may be adverse to your interests.

     As of June 17, 2005, our named executive officers, directors and 5% stockholders beneficially owned approximately 54% of our voting power. For the foreseeable future, to the extent that our current stockholders vote all their shares in the same manner, they will be able to exercise control over many matters requiring approval by the board of directors or our stockholders. As a result, they will be able to:

o	Control the composition of our board of directors;

o	Control our management and policies;

o	Determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

o	Act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other stockholders.

Our Common Stock has been classified as penny stock and is extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices.

     Our Common Stock is subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3a-51 definition of a penny stock and have our common stock considered to be a “penny stock”, with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market.

     The average daily trading volume of our Common Stock on the over-the-counter market was less than 21,000 shares per day over the three months ended June 17, 2005. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

USE OF PROCEEDS

     We will not receive proceeds from the sale of shares under this prospectus by the selling security holders.

DILUTION

     We are not selling any Common Stock in this offering. The selling security holders are current stockholders of Lifeline Therapeutics. As such, there is no dilution resulting from the Common Stock to be sold in this offering.

SELLING SECURITY HOLDERS

     The securities are being offered by the named selling security holders below. The table below assumes the immediate exercise of all warrants to purchase Common Stock, without regard to other factors that may determine whether such rights of conversion or purchase are exercised. These factors include but are not limited to the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

     The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 6,322,001 shares of our Common Stock now owned by them, 1,592,569 shares of Common Stock issuable to them upon the exercise, at $2,00 per share, of the Bridge Warrants, 409,281 shares of Common Stock issuable to them upon the exercise, at $2.00 per share, of the Placement Agent Warrants, and 4,000,016 shares of Common Stock issuable to them upon the exercise, at $2.50 per share, of the Unit Warrants. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

     We do not know when or in what amounts the selling security holders may offer the shares described in this Prospectus for sale. The selling security holders may decide not to exercise any warrants or sell any of the shares that this Prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling security holders will hold after completion of the offering, we cannot estimate the number of the shares that the selling security holders will hold after completion of the offering. However, for purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will hold none of the securities that this Prospectus covers.

     The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

o	the number of shares of common stock beneficially owned as of June 17, 2005 and prior to the offering contemplated hereby,

o	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

o	the number of shares owned by each selling security holder after the offering contemplated hereby, assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

o	the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby, and

o

in notes to the table, additional information concerning the selling security holders, including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Aaseby, Joel	75,765	75,765	--	0%
Anderson, Charles R. & Stacy J	15,000	15,000	--	0%
Andrews, Jeff L. (1)	40,000	40,000	--	0%
Arrington, G. William	20,000	20,000	--	0%
Atlis Accredited Capital	27,021	27,021	--	0%
Bansali, Abe	39,360	39,360	--	0%
Barber, Michael	1,000,000	1,000,000	--	0%
Barish, Michael S	100,000	100,000	--	0%
Bartoletti, Andy	10,000	10,000	--	0%
Bartoletti, Mike	5,000	5,000	--	0%
Bates, Timothy G. & Lisa G	92,099	92,099	--	0%
Baz, Javier W. (2)	990,725	990,725	--	0%
Beard, William J. & R. Jean,
CO-TTEES, FBO
William J. & R. Jean Beard
UA DTD 07/24/81	120,000	120,000	--	0%
Beeman Insurance Agency Inc.	10,000	10,000	--	0%
Boatright, Mark	10,000	10,000	--	0%
Botti, John	25,000	25,000	--	0%
Bradley, John	210,850	10,000	200,850	1%
Britton, Joseph C	20,000	20,000	--	0%
Brown, Robert	10,000	10,000	--	0%
Brown, David H	10,000	10,000	--	0%
Campbell, Delores	15,493	15,493	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Card, Allyce M	30,510	30,510	--	0%
Charles, David	5,000	5,000	--	0%
Childers, Robert L	50,000	50,000	--	0%
Cohen, Robert L. (3)	20,000	20,000	--	0%
Colleran, Timothy P	54,973	54,973	--	0%
Conn, Michael L	80,816	80,816	--	0%
Coors, Joe Jr. (4)	100,000	100,000	--	0%
Crapo, James D. &
Kathleen D. (5)	50,000	50,000	--	0%
Dannhausen, Norma J	39,525	39,525	--	0%
Dartois, Leon B	30,495	30,495	--	0%
Datsopolous, Joan	25,000	25,000	--	0%
Datsopoulos, Milton	152,877	152,877	--	0%
De La Rosa, Carlos	30,000	30,000	--	0%
Dean, David J. & Luane I	76,275	76,275	--	0%
Dexter, John	20,000	20,000	--	0%
Dihle, Joshua	6,661	6,661	--	0%
Dihle, Kelsey	6,661	6,661	--	0%
Dillon, Jack C	53,292	53,292	--	0%
Dimaio, Michael	20,000	20,000	--	0%
Disesa, William & Julie	20,000	20,000	--	0%
Brad Dobski, Revocable Trust	5,000	5,000	--	0%
Donnelley II, Elliot	32,723	32,723	--	0%
Donnelly, Lloyd	5,000	5,000	--	0%
Douglas, Donald R	4,000	4,000	--	0%
Sterling Trust Company
Cust F.B.O. Donald
Richard Douglas
IRA	6,000	6,000	--	0%
Erigero, Gregory J	40,000	40,000	--	0%
Martin Samuel & Mary C
Favero CO-TTEE, Favero
Family Trust DTD
06/02/98	30,510	30,510	--	0%
Carol Stolpe & Walter Featherly	10,000	10,000	--	0%
Ferber, Valerie	10,000	10,000	--	0%
Francis, Nicholas D	50,000	50,000	--	0%
G2 Holding Corporation (6)	25,000	25,000	--	0%
Gadola, Larry P. &
Christine L	20,000	20,000	--	0%
GERDZ Investment Limited
Partnership RLLLP	30,561	30,561	--	0%
GGV Investors LLC	45,792	45,792	--	0%
Gibson, James H	30,594	30,594	--	0%
Goldberg, Marvin	5,000	5,000	--	0%
Goldstein, Joel & Elaine	25,000	25,000	--	0%
Grandfield, Jay & Amanda(7)	35,000	35,000	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Grash, David A.	50,000	50,000	--	0%
Gugino, Girard A	25,243	25,243	--	0%
Hadley, Barbara	115,589	115,589	--	0%
Hallmark, B. Douglas & Marie	20,000	20,000	--	0%
Hammond, Theodore A. & Carol J	39,330	39,330	--	0%
Harlow, Thomas E	38,139	38,139	--	0%
Harris, David	10,000	10,000	--	0%
Harutunian, Alfred	25,000	25,000	--	0%
Pensco Trust Company
Custodian FBO Kenneth
D. Haxby	50,000	50,000	--	0%
Hazelet, John	25,000	25,000	--	0%
Hazelet, Robert P	62,884	62,884	--	0%
Hazelet, Robert P. Jr	30,000	30,000	--	0%
He, Song (8)	5,000	5,000	--	0%
Hendrickson, Mark	25,000	25,000	--	0%
Hendrickson, Mark & Celeste	39,609	39,609	--	0%
Pensco Trust Company
Custodian F.B.O. “Mark
Hendrickson - Roth IRA”	60,906	60,906	--	0%
Hendrickson, Robert L	20,000	20,000	--	0%
Hipsher, Michael	54,255	54,255	--	0%
Hollis, Stephen H	25,000	25,000	--	0%
Hopper, Richard M	20,000	20,000	--	0%
Hornecker, Greg	61,020	61,020	--	0%
Iseman, Andrew J. &
Shelly D. (9)	50,000	50,000	--	0%
Jaro, Sara J	206,899	206,899	--	0%
Juarez, Ben (10)	60,000	60,000	--	0%
JW Holdings Corporation	5,000	5,000	--	0%
Kacludis, Dean	10,000	10,000	--	0%
Keating, Michael J. (8)	10,000	10,000	--	0%
Keating, Timothy J. (8)	100,000	100,000	--	0%
Kerstien, Tom	7,617	7,617	--	0%
Fiserv ISS & CO
FBO Michael Kieler	10,000	10,000	--	0%
Kirkham, Brian	100,000	100,000	--	0%
Koustas, Gus J	20,000	20,000	--	0%
Koustas, Nicholas	20,000	20,000	--	0%
Kovacich, John D	5,000	5,000	--	0%
Kuney, John R	20,000	20,000	--	0%
Lapidus, Robert & Donna Lapidus	20,000	20,000	--	0%
Larson, Kenneth (13)	38,529	38,529	--	0%
Laskowski, Joe	10,000	10,000	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Lewand, Chris	25,000	25,000	--	0%
Lewis, Dorothy M	45,000	45,000	--	0%
Lewis, Martha	30,000	30,000	--	0%
Lewis, Paul W	40,543	40,543	--	0%
Lifeline Orphan Foundation	500,000	500,000	--	0%
Lippa, David	20,000	20,000	--	0%
Lucas, Robert C	25,000	25,000	--	0%
Lyday, Carl (10)	10,000	10,000	--	0%
Madison, H. Reed(14)	105,133	105,133	--	0%
Sterling Trust Company,
Custodian FBO Harold
Reed Madison (14)	20,000	20,000	--	0%
Madison, Ralph P	20,000	20,000	--	0%
Manovich, Dave	130,537	130,537	--	0%
Manrique, Hernando	25,000	25,000	--	0%
Mara, William	20,000	20,000	--	0%
Martin, Robert	10,000	10,000	--	0%
Masta, Michelle A. & David D	39,546	39,546	--	0%
May, Roger P	20,000	20,000	--	0%
McGregor, Daniel	176,879	176,879	--	0%
Pensco Trust Co Cust
FBO “Daniel B. McGregor-
Roth IRA”	51,740	51,740	--	0%
McIntyre, Dr. James F	20,000	20,000	--	0%
McLeod, Bill	10,000	10,000	--	0%
McLuckie, Tracy & David(15)	20,000	20,000	--	0%
Menk Family Investments, LLC	10,000	10,000	--	0%
MGL Holding LLC	25,000	25,000	--	0%
Millennium Connection, LLC	5,000	5,000	--	0%
Miller, Andrew	10,000	10,000	--	0%
Mills, Michael J	304,770	304,770	--	0%
Mista, Paul	105,282	105,282	--	0%
Mitchell, Michael P	30,543	30,543	--	0%
Mlinarski, Dan (10)	10,000	10,000	--	0%
Moyle, Heather (10)	15,000	15,000	--	0%
Murphy, Eve (10)	8,034	8,034	--	0%
Nelson, Sally & Kevin Nelson	371,846	50,486	321,360	1%
Ossello, Guy J	20,000	20,000	--	0%
Ossello’s of Butte Profit
Sharing Trust, FBO Guy J
Ossello, Guy J. Ossello
Trustee, DTD 1974	60,000	60,000	--	0%
Ossello, Jack L	30,543	30,543	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Ossello, Mark	10,000	10,000	--	0%
Sterling Trust Company,
Custodian FBO Steve Ossello (16)	30,000	30,000	--	0%
James Dascalos & Steve Ossello
Tenants in Common (16)	30,477	30,477	--	0%
Ossello, Steven J.(16)	97,906	97,906	--	0%
Paoli, David R	20,000	20,000	--	0%
Parish, Beth	10,000	10,000	--	0%
Perkins, Daniel S. & Patrice M. (17)	50,000	50,000	--	0%
Peterson, Jerry	20,000	20,000	--	0%
Peterson, Phillip C. (18)	39,822	39,822	--	0%
Peterson, William F. & Nancy E	252,262	252,262	--	0%
Pettit, C. Alan & Karen M	40,000	40,000	--	0%
Pihl, Jo & Doug (19)	20,000	20,000	--	0%
Pogue, Mike & Deborah	20,000	20,000	--	0%
Pollack, Walter & Barbara	20,000	20,000	--	0%
Pool, Thomas A	5,000	5,000	--	0%
Potter, David H. & Lise B	20,000	20,000	--	0%
Pyramid Partners, LP (20)	100,000	100,000	--	0%
Race Place Investments
Corporation, LLC (21)	50,000	50,000	--	0%
Ranieri, Rose	5,000	5,000	--	0%
Ridgway, Hugh Randolph	10,000	10,000	--	0%
Rocky Mountain Pulmonary &
Critical Care Profit Sharing
Plan F.B.O. Robert J. Lapidus,
Trustees - Robert J. Lapidus,
Dennis Clifford, Philip Emrie,
Anthony Mannina: DTD: July 1990	38,181	38,181	--	0%
Rogers, Kyle L. (8)	25,000	25,000	--	0%
Salinas, Melissa D. (8)	1,015	1,015	--	0%
Samuel, Don (10)	7,700	7,700	--	0%
Leah Kaplan-Samuels & Leonard
Samuels JTWROS	250,000	250,000	--	0%
Santana Partners, LLC	10,000	10,000	--	0%
Sauber, Gregory G	20,000	20,000	--	0%
Savage, Marshall	5,000	5,000	--	0%
Trust Management, Inc Cust FBO
Molly M Scharig, IRA (22)	2,000	2,000	--	0%
Trust Management, Inc Cust FBO
Terry D Scharig, IRA (22)	3,000	3,000	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Scheffler, Kelly L.	20,000	20,000	--	0%
Schmitz, Jeffrey	25,000	25,000	--	0%
Schmitz, Richard V. (23)	25,000	25,000	--	0%
Schweiger, Frederic M. (8)	15,000	15,000	--	0%
Scott, Stephen (24)	2,500	2,500	--	0%
Severance, H. Leigh(25)	1,013,275	1,013,275	--	0%
Severance, Sharon	15,231	15,231	--	0%
Seymour, Eugene H	100,000	100,000	--	0%
Shader, Scott & Anna	10,000	10,000	--	0%
Shatwell, G. Kenneth	7,629	7,629	--	0%
Shazam Stocks, Inc	50,000	50,000	--	0%
Simonson, Gerry	10,000	10,000	--	0%
Skalkowski, Steven M. (10)	110,000	110,000	--	0%
Solly, Pamela A. (8)	1,000	1,000	--	0%
Stegemoeller, Sarah	20,000	20,000	--	0%
Pensco Trust Company
Custodian F.B.O. “Carol
H. Streets Roth IRA”	131,448	131,448	--	0%
Streets, Daniel (26)	2,092,143	83,643	2,008,500	9%
Pensco Trust Company
Custodian F.B.O. “Jeffrey
A. Streets IRA”	93,009	93,009	--	0%	-
Strohmeier & Associates Profit
Sharing Plan - Luis M
Strohmeier (27)	25,000	25,000	--	0%
Stonedahl, Dale	39,330	39,330	--	0%
Taft, Alex(28)	10,000	10,000	--	0%
Tafoya, Duane H	39,984	39,984	--	0%
Tafoya, Gerald W	39,984	39,984	--	0%
Talesnick, Alan(29)	50,000	50,000	--	0%
Thompson, Jack R	152,877	152,877	--	0%
Timberman, Si	5,000	5,000	--	0%
Toscani, Luca (8)	50,000	50,000	--	0%
Toy, Thomas C	10,000	10,000	--	0%
Ulland, William	38,109	38,109	--	0%
Uncompagre Enterprises, Ltd.	10,000	10,000	--	0%
Vicis Capital Master Fund	100,000	100,000	--	0%
Wallace Family Partnership	50,000	50,000	--	0%
Walters, William & Julie	39,483	39,483	--	0%
Weiner, Lili	30,000	30,000	--	0%
Weiner, Norton D	311,530	311,530	--	0%
Werner, Greg (10)	25,000	25,000	--	0%
Wexler, Richard (24)	154,762	154,762	--	0%
White Sand Investor Group LP	154,504	154,504	--	0%
WMS Enterprises	11,690	11,690	--	0%
Wood, George F	252,715	252,715	--	0%

Selling security holders(A)	Number of Shares of Common Stock Owned Before Offering(B)	Number of Shares To Be Offered(C)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Wood, George Tod	50,000	50,000	--	0%
Wrolstad, Carol	10,000	10,000	--	0%
Wrolstad, Christopher(30)	79,680	79,680	--	0%
UBS Financial Services Inc.
Cust FBO Christopher S
Wrolstad SEP IRA (30)	25,000	25,000	--	0%
W & O Enterprises, LLC	91,800	91,800	--	0%
YT2K, Inc.	20,000	20,000	--	0%
Zindel Enterprises LLLP	30,000	30,000	--	0%

Total	14,854,577	12,323,867	2,530,710	9%

(A)

It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.

(B)	Includes shares underlying warrants held by the selling security holder that are covered by this prospectus.
(C)

The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

(1)	NASD member, affiliated with Keating Securities
(2)	Director of Lifeline Therapeutics, NASD member, affiliated with TCW Securities.
(3)	Affiliated with Truenorth Securities, Inc.
(4)	Affiliated with J. Scott Securities.
(5)	Mr. Crapo is a director of Lifeline Therapeutics.
(6)	Affiliated with Legent Clearing LLC.
(7)	Mr. Grandfield is a registered representative for American Express.
(8)	Affiliated with Keating Securities.
(9)	Mr. Iseman is affiliated with Janus Distributors LLC.
(10)	Acquired securities included in this Prospectus pursuant to Assignment and Stock Power with Mr. Driscoll, the Company's President, CEO, and director.
(13)	Registered representative and Vice President - Investments with RBC Dain Rauscher.
(14)	Registered representative for Keating Securities.
(15)	Ms. McLuckie is a registered representative for Kirlin Securities.
(16)	Mr. Ossello is a NASD member, affiliated with Keating Securities. Mr. Ossello also provides the Company with investment banking services.
(17)	Mr. Perkins is a registered representative for Askar Corp.
(18)	Registered representative for Morgan Stanley.
(19)	Ms. Pihl is a registered representative for Feltl & Co.
(20)	Mr. Perkins, president of Pyramid Partners, LP, is a registered representative for Askar Corp.
(21)	Mr. Krejci, director of the Company, is the manager and majority interest holder in Race Place Investments Corporation, LLC
(22)	Mr. Scharig is a NASD member.
(23)	Affiliated with First Matrix Investment, Inc.
(24)	Affiliated with The Scott Group.
(25)	Director of Lifeline Therapeutics.
(26)	Former director and employee of Lifeline Therapeutics.
(27)	NASD member, registered representative for AXA Advisors, LLC.
(28)	Financial advisor for UBS Financial Services Inc.
(29)	Partner at Patton Boggs LLP, our legal counsel.
(30)	Registered representative for Keating Securities.

PLAN OF DISTRIBUTION

     Each of the selling security holders and any of their pledges, assignees, and successors-in-interest may, from time to time, offer and sell the shares of Common Stock included in this Prospectus. Holders of warrants may exercise those warrants only pursuant to an exemption from registration if an exemption is available at the time. Once exercised, the shares of Common Stock underlying the warrants may be sold pursuant to the terms of this Prospectus. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.

     Each selling security holder has advised us that he, she, or it will act independently in making decisions with respect to the timing, manner, and size of each sale. Each selling security holder has advised us that he, she or it may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling security holders have advised us that they may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

o	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

o	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board; and

o	in privately negotiated transactions.

     In connection with distributions of the shares or otherwise, the selling security holders have advised us that each may:

o	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

o	sell the shares short and redeliver the shares to close out such short positions;

o	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell; and

o	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     In addition, the selling security holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus.

     In effecting sales, broker-dealers or agents that the selling security holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered hereunder. Keating Securities (or its affiliates) will execute any transactions for the sale of the securities offered by the Prospectus on behalf of any selling security holder.

     In offering shares that this Prospectus covers, the selling security holders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling security holders, may qualify as "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. Any profits that the selling security holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

     In order to comply with the securities laws of some states, the selling security holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the selling security holders may sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling security holder complies with the exemption.

     We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this Prospectus available to the selling security holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

     At the time a selling security holder makes a particular offer of shares we will, if required, distribute a Prospectus supplement that will set forth:

o	the number of shares that the selling security holder is offering;

o	the terms of the offering, including the name of any underwriter, dealer or agent;

o	the purchase price paid by any underwriter;

o	any discount, commission and other underwriter compensation;

o	any discount, commission or concession allowed or reallowed or paid to any dealer; and

o	the proposed selling price to the public.

     We have agreed to indemnify the selling security holders against claims and losses due to material misstatements or omissions made by us (and not by the selling security holders) in this Prospectus. Each of the selling security holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

BUSINESS

     Because we want to provide you with more meaningful and useful information, this Prospectus contains certain “forward-looking statements” (as that term is defined in section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect our current expectations regarding our possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     Wherever possible, we have tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. We have described these risks, uncertainties and contingencies under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition or Plan of Operation.”

     We have no obligation to update or revise any such forward-looking statements in order to reflect events or circumstances occurring after the date of this report.

Overview of Lifeline Therapeutics and Lifeline Nutraceuticals

     Lifeline Therapeutics. Lifeline Therapeutics, Inc. was formed under Colorado law in June 1988 under the name “Andraplex Corporation.” We amended our name to “Yaak River Resources, Inc.” in January 1992 and to Lifeline Therapeutics, Inc. in October 2004. Our principal place of business is at Suite 1750, 6400 South Fiddler's Green Circle, Englewood, CO 80111, telephone (720) 478-1711, fax (720) 488-1722. The reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 by Lifeline Therapeutics and its officers, directors, and significant shareholders are available for review on the SEC's EDGAR website at www.sec.gov.

     The Reorganization. Prior to October 26, 2004, our only asset for a number of years had been 91 undeveloped residential lots in the town of Lawrence, Colorado, which is near Victor, Colorado. On October 26, 2004, the undeveloped residential lots were carried in our financial statements at a value of approximately $25,000. On November 10, 2004 we executed a quit claim deed to this property to Donald Smith, one of our shareholders, in exchange for Mr. Smith’s forgiveness of approximately $20,000 that we owed to Donald Smith, and we recorded a loss on disposition of approximately $5,000. Mr. Smith also assumed any environmental liability related to the residential lots.

     On October 26, 2004, we acquired approximately 81% of the outstanding common stock of Lifeline Nutraceuticals, a privately-held Colorado corporation that was formed in July 2003. In this Reorganization:

o

  We issued 15,385,110 shares of our Series A Common Stock (representing about 94% of our outstanding common stock after the reorganization) to eleven persons in exchange for their ownership interest in Lifeline Nutraceuticals.

o	We agreed to exchange $240,000 in new promissory notes for a like amount of convertible debt obligations of Lifeline Nutraceuticals.

o	We agreed to exchange $559,000 in new promissory notes for a like amount of bridge loan note obligations of Lifeline Nutraceuticals.

     As a result of the Reorganization described above, Lifeline Therapeutics owned 81% of the outstanding common stock of Lifeline Nutraceuticals. Subsequent to the Reorganization, in March 2005 we completed the acquisition of the remaining minority shareholder interest in Lifeline Nutraceuticals. Lifeline Nutraceuticals owns and has developed the intellectual property that has resulted in the development of Protandim™.

     Our Business Model. The primary operational components of our business are outsourced to companies that we believe possess a high degree of professionalism and achievement in their particular field of endeavor. One advantage of outsourcing we hope to achieve is a more direct correlation of the costs we incur to our level of product sales versus the relatively fixed costs of building our own infrastructure to accomplish these same tasks. Another advantage of this structure is to minimize our commitment of resources to the human capital required to successfully manage these operational components. Outsourcing also provides additional capacity without significant advance notice and often at an incremental price lower than the unit prices for the base service.

     Product Overview. At the present time, we have only a single product, Protandim™. One of the paradoxes of life is that the molecule that sustains aerobic life, oxygen, is not only fundamentally essential for energy metabolism and respiration, but it causes many diseases and degenerative conditions. “Oxidative stress” is widely believed to play a key role in the aging process and the body’s defenses against oxidative stress and free radicals decrease with age, resulting in numerous age-related ailments and diseases.

     Oxidative stress results from the fact that we breathe air and utilize oxygen to generate energy. Unfortunately a small percentage of the oxygen we utilize generates toxic “oxygen free radicals” that damage the cells and tissues of the human body and consequently negatively impact our general health. Oxidative stress refers to the cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. These reactive oxygen species (ROS) and free radicals can be elevated under a wide variety of conditions, including radiation, UV light, smoking, excessive alcohol consumption, certain medical conditions such as neurodegenerative diseases and diabetes, and advancing age.

     Elevated ROS levels inflict structural damage to nucleic acid, lipid and carbohydrate and protein components of cells, thereby directly contributing to or exacerbating tissue dysfunction, disease and age-related debilitation. Normally, cellular antioxidant enzymes serve to inactivate ROS and maintain their levels at those compatible with normal cell function. Important among these enzymes are Superoxide Dismutase (SOD) and Catalase (CAT). However, the levels of these protective antioxidant enzymes decrease with age and are also reduced in a number of disease conditions.

     SOD is the body’s most effective natural antioxidant. SOD works in conjunction with CAT, and under some circumstances the balance may be important. A by-product of SOD’s potent antioxidant activity is Hydrogen Peroxide, a dangerous substance that needs to be subsequently converted into water and oxygen by CAT. Together, these three enzymes constitute the first line of defense and repair for the body. Scientists have long realized that increasing our levels of SOD and CAT is the key to fighting oxidative stress, disease and aging.

     Current SOD and CAT oral supplements can neither:

(i) be absorbed; nor
(ii) work in conjunction with each other in one safe, orally-available pill.

     We developed Protandim™, a proprietary blend of ingredients that has (through studies on animals and humans) demonstrated the ability to enhance SOD in brain, liver, and blood, the primary battlefields for oxidative stress. Protandim™ is marketed as a ‘dietary supplement” as defined in Section 3 of the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), codified as § 201(ff) of the Federal Food, Drug, and Cosmetic Act (“FFDCA”) (21 U.S.C. § 321(ff)). The name Protandim™ is derived from: “promoting the tandem” co-regulation of two of the body’s antioxidant enzymes (SOD and CAT). Protandim™ and the related intellectual property are owned by our subsidiary Lifeline Nutraceuticals.

     Protandim R &D (the initial formulation of Protandim used in the animal studies) has been demonstrated by scientists at the University of Colorado Health Sciences Center in live mammal studies to significantly increase SOD while maintaining CAT. The final result was a reduction in oxidative stress by up to 85%.

     Scientists at the University of Colorado Health Sciences Center have agreed to perform pre-clinical and human trials of Protandim™ on our behalf. In the past, the University of Colorado Health Sciences has performed testing on mice for which we paid the University of Colorado Health Sciences Center a total of $23,828. Currently, the University of Colorado Health Sciences Center is performing the second phase of human testing. We have agreed to pay the University of Colorado Health Sciences Center $61,065 for this second phase of human testing.

     The University of Colorado Health Sciences Center’s scientists have focused and coordinated their research efforts on investigating various aspects and consequences of the “imbalance of oxidants and antioxidants” – an abnormality which is a central underlying feature in many disorders. This multidisciplinary team of collaborating scientists is well known for its expertise in this area of study. One of our principal shareholders, Joe M. McCord, Ph.D., is a scientist employed by the University of Colorado Health Sciences Center, which is performing our clinical trials and has been directing our clinical trials.

     We are continuing our research, development, and documentation of Protandim™ to provide credibility to the market. We believe that the trials being performed by the University of Colorado Health Sciences Center will be helpful in this regard. We also anticipate undertaking research, development, testing, and licensing efforts to be able to introduce additional products under the Protandim™ brand name in the future. We cannot offer any assurance that we will be successful in this endeavor.

     We have retained The Chemins Company of Colorado Springs, Colorado (“Chemins”) to produce Protandim ™ under a contract manufacturing agreement dated January 17, 2005. There are three stages to this contract and, through May 31, 2005, we have paid Chemins approximately $1,200,000:

o	In the first stage, Chemins ordered and received the raw materials required for one million bottles of Protandim™.

o	In the second stage, we paid Chemins to acquire bottling and packaging materials and to commence manufacturing 500,000 bottles.

o	Presently Chemins is delivering product to us based on our purchase orders and additional payments. Through May 31, 2005, Chemins had delivered 102,000 bottles to our fulfillment center.

     Chemins has significant experience in manufacturing dietary supplements. Its plant complies with the cGMP (current good manufacturing practices) for foods in general. Currently there are no specific cGMPs for dietary supplements.

     We currently accept orders for Protandim™ through our website (www.protandim.com) and through a call center utilizing a toll-free number (1-8PROTANDIM or 1-877-682-6346). The toll-free number is answered by Convergys, Inc. (“Convergys”), with which we have contracted to provide call center services. Convergys, principally through its offices in Pueblo, Colorado, will answer sales calls for us on an around-the-clock basis. The call agents at Convergys receive extensive training and are particularly adept at “up-selling” which is attractive to us as our “auto-ship” purchasing option allows us to realize recurring revenue. Our website and the call center direct shipping orders to Allied Vaughn of Commerce City, Colorado, our fulfillment center which will fill and ship orders by United Parcel Service (“UPS”). UPS offers package tracking by toll-free number or online so that our customers or our customer service department can determine the disposition of a shipment of any product that was not received by the customer.

     Customer service calls to another toll-free number (1-877-488-1711) will ring in our offices in Englewood, Colorado. It is our desire to hear from our customers directly, especially concerning issues they may have with our product or questions that may be more technical in nature than those to which we want the call center to respond. Our employees and officers are available to respond to our customers’ needs, answer questions, track packages, provide refunds, if necessary, and process sales orders without having to refer a customer on the phone back to our call center.

     Our operational backbone is our web order processing system (“WOPS”) which we developed with the services of Urangatang Web Design, LLC. The WOPS we have developed accepts and authorizes credit card submissions for both online sales order requests as well as phone order sales. Upon authorization, the WOPS interacts with the operational system at Allied Vaughn notifying the fulfillment center of sales shipping needs. The operational system at Allied Vaughn responds to WOPS when the shipment of the product has occurred, allowing WOPS to “capture” the cost of the shipment from the customer’s credit card. WOPS is maintained on an array of servers, with load balancers, firewalls and database server backups at Viawest Internet Services, Inc. (“Viawest”) in Centennial, Colorado. Viawest provides a full-service managed hosting environment with multi-redundant fiber optic access to the internet and a self-generating power grid should there be an electrical service interruption. The Viawest environment is secured and requires multi-level key card access to different areas of its facility.

The Scientific Platform

What does Protandim™ do?

     Protandim™ is designed to induce your body to produce more of its own catalytic antioxidants, and to decrease the process of lipid peroxidation, an indicator of oxidative stress. Each component of Protandim™ has been selected on its ability to meet these criteria. Low, safe doses of each component ensure that unwanted additional effects that might be associated with one or another of the components are not seen with the formulation.

Results of the University of Colorado Health Sciences Center's Pre-Clinical Test in Mice with Protandim-RD

     Brief Summary: Four groups of mice were supplemented with a research formulation of Protandim™ (Protandim-RD) containing eight components. The mice received either control diet, or diet supplemented with the anticipated human dosage, three times, or ten times that amount. After 23 days, the mice showed a dose-dependent increase in SOD in red blood cells of that amount, up to 25% and in liver of up to 45%.

     More importantly, lipid peroxidation (as measured by thiobarbituric acid reactive substances, (“TBARS”)) decreased in a dose-dependent fashion by up to 75% in plasma, by up to 66% in liver, and by up to 97% in the brain. TBARS measures the oxidation of lipids included in cell membranes. Oxidation of the cell membrane is one of the indicia of the aging process.

     Conclusion: We believe that this study is consistent with the thesis that Protandim™ can significantly reduce oxidative stress in young healthy animals.

Results of a Human Clinical Trial by University of Colorado Health Sciences Center with Protandim(TM)

     Brief Summary: Thirteen normal, healthy human subjects ranging in age from 20 to 78 received the final formulation of Protandim™, now containing five components (one capsule, 675 mg daily, for 30 days). Blood was drawn for analysis at day 0 and again at day 30. Some of the subjects took no other antioxidant supplements, while others continued to take vitamin C and/or vitamin E and/or multivitamins they had been taking before they enrolled in the study.

     Lipid peroxidation in the plasma was measured by TBARS. After 30 days of Protandim™ supplementation, plasma TBARS declined significantly, more so in the older subjects (about 69%) than in the younger subjects (about 30%). The age-dependent increase seen prior to supplementation was no longer present. The average TBARS concentration decreased to 0.95 micromolar, a level that one would expect to see in a 15 year old.

     Red blood cells analyzed for SOD, CAT, and the antioxidant uric acid showed a small increase in SOD of 6% (not statistically significant), but showed a substantial increase in CAT of 29 ± 7%. Uric acid increased by 7.3 ± 3%.

     The study with these subjects and others are ongoing. Because mature red blood cells do not synthesize protein, one might expect that the observed induction levels of SOD and CAT may be greater at 120 days than at 30 days. At 120 days all red cells will have been synthesized in the presence of Protandim™ supplementation. This study has been completed and submitted to a peer review journal for publication.

     Conclusion: We believe that this study is consistent with the thesis that Protandim can reduce oxidative stress in healthy humans as they age, and that the reduction may be significant. Based on the studies to date, there is evidence that lipid peroxidation decreases as a result of human use of Protandim™ supplements. Although there can be no assurance, we believe that the significant increases of the antioxidant enzymes (SOD in mice, and CAT in humans) apparent after only 30 days suggest that the operative mechanism is increased scavenging of reactive oxygen intermediates. The modest but significant increase in serum urate is consistent with this mechanism.

The Global Dietary Supplement Market

     According to the Nutrition Business Journal, the worldwide supplement market is over $60 billion as reflected in the following chart:

Global Dietary Supplement Market 2003 (Retail Sales in Billions of U.S. Dollars)

Area or Region	Vitamins/Minerals	Herbals/Botanicals	Sports/Specialty	TOTAL
United States	8,410	4,200	7,210	19,820
Western Europe	5,900	6,220	2,970	15,090
Japan	4,220	2,900	2,960	10,080
Canada	580	400	330	1,310
China	1,900	2,400	600	4,900
Rest of Asia	1,360	1,760	1,040	4,160
Latin America	800	310	360	1,470
Australia/New	600	360	340	1,300
Zealand
Russia/Eastern	500	290	450	1,240
Europe
Middle East/Africa	440	220	160	820

TOTAL	24,710	19,060	16,420	60,190

Source: Nutrition Business Journal, “Supplement Business Report,” 2004

Target Market

     Our primary target market for Protandim™ is the Baby Boomer generation, with elderly populations running a close second. We have begun marketing Protandim™ in the United States in media targeted toward these age groups. Specific targeted messages also will be tested (and hopefully expanded) within younger market segments. Demographically, the more specific initial segments within these age categories would include higher-educated, higher-income individuals that already espouse a “healthy lifestyle” and have some attributes of “wellness” consumers. With increased awareness and media support, the demographic appeal should broaden to more “mainstream” consumers and persons within lower socio-economic strata.

Competition

     Although we believe that Protandim™ reflects a unique approach in the nutraceutical and pharmaceutical industries, there are a number of products that are potential competitors to Protandim™.

     Vitamin C, vitamin E, Coenzyme Q-10 and other sources of exogenous antioxidants are often considered competitors of Protandim™. However, we believe that these substances should not be considered as competitors because they are oxygen scavengers. They act by contact with the surface of the cell and are rapidly used by only a fraction of the body tissues. Our research indicates that Protandim™ generates intra-cellular antioxidants, such as SOD and CAT, within the cells of the body. Oxygen is consumed by the mitochondria and this is where oxidative stress is at its worst. We believe that the body’s internal antioxidant enzymes, produced at homeostatic levels provide a better defense against oxidative stress than exogenous sources of antioxidants.

     There are many companies that are performing research into antioxidants, and these companies are intensely competitive. It is, therefore, highly likely that one or more of these entities will develop, or purchase or license from another third party, competitive products along the lines of our focus. Thus, we expect that we will be subject to significant competition that will intensify as these markets understand and improve upon our products or develop other products that may be scientifically preferable to our anticipated line of products.

     Many of our actual and potential competitors have longer operating histories and possess greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than have we. Competition with companies of this nature could materially adversely affect our business, operating results or financial condition. As a result, we anticipate that we will be competing for customers with other companies potentially offering similar or alternative products and services that may have greater name recognition, more proprietary products, and a larger existing customer base.

Product Liability and Other Insurance

     We have acquired product liability insurance for our Protandim™ product. We have also obtained commercial property and liability coverages as well as directors’ and officers’ liability insurance.

Intellectual Property, Patents, and Royalty Agreements

     Protandim™ is a proprietary, patent-pending formulation for the purpose of enhancing SOD and CAT. The patent applications protecting this formulation are listed below and have been assigned to Lifeline Nutraceuticals.

     We have taken, and will continue to take, an aggressive approach in protecting our intellectual property or license rights through patent protection and competent legal advice regarding contractual involvements. While the primary purpose of our intellectual property is to deter competition, it also may provide a potential revenue source through licenses. We are pursuing barriers to market entry by competitors as well as strong brand identity through the following activities with respect to our intellectual property:

o

Patents. Our technology is covered by a U.S. utility patent application on file in the U.S. Patent and Trademark Office. A Patent Cooperation Treaty (PCT) International Patent Application is also on file. These patent applications claim the benefit of priority of the seven U.S. provisional patent applications listed below and are directed to compositions and methods for alleviating inflammation and oxidative stress in a subject. The earliest filing date for this family is March 23, 2004. If issued, the expected term is through March 23, 2025 assuming there are no term extensions. These patent applications include:

U.S. Provisional Patent Applications

o	U.S. Application Serial Number 60/555,802, filed on March 23, 2004 (expired);
o	U.S. Application Serial Number 60/590,528, filed on July 23, 2004;
o	U.S. Application Serial Number 60/604,638, filed on August 26, 2004;
o	U.S. Application Serial Number 60/607,648, filed on September 7, 2004;
o	U.S. Application Serial Number 60/610,749, filed on September 17, 2004;
o	U.S. Application Serial Number 60/643,754, filed on January 13, 2005; and
o	U.S. Application Serial Number 60/646,707, filed on January 25, 2005.

U.S. Utility Patent Applications

o	U.S. Application Serial Number 11/088,323, filed on March 23, 2005 and claiming the benefit of priority to all the above-referenced U.S. provisional patent applications.

PCT International Patent Applications

o	PCT Application Serial Number PCT/US2005/009783, filed on March 23, 2005 and claiming the benefit of priority to all the above-referenced U.S. provisional patent applications.

o	Trademarks. We have aggressively sought to brand the Company and its products, and to protect those brands through trademark filings. The trademark portfolio presently consists of the following:

o

PROTANDIMTM: Applications for this trademark have been made in the U.S., Canada and European Community. This trademark is in the application stage, and has commenced formal examination in the U.S. Common law rights are in force.

o	LIFELINE THERAPEUTICSTM: This trademark is in the application stage in the U.S. and has commenced formal examination. However, common law rights are in force.
o	REGAIN YOUR BODY’S NATURAL DEFENSES™: This trademark is in the application stage in the U.S., and has not commenced formal examination. However, common law rights are in force.

     Our patent counsel is Foley and Lardner LLP, Boston, Massachusetts.

Governmental Approval and Regulations

     The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale of Protandim™ are subject to regulation by federal agencies, including the FDA, the FTC, and also by various federal, state and local agencies. In particular, the FDA, pursuant to the FFDCA, which includes the DSHEA, primarily regulates the formulation, manufacturing, packaging, and labeling of the product, while the FTC primarily regulates the advertising and marketing of the product.

     Depending on whether a potential product is a cosmetic, a dietary supplement, or a drug, different regulatory requirements are required by the FDA prior to the marketing, distribution, and sale of a product. The FFDCA has been amended several times with respect to dietary supplements, in particular by the DSHEA. The DSHEA established a new framework governing the composition and labeling of dietary supplements. With respect to composition, the DSHEA defined “dietary supplements” as including vitamins, minerals, herbs, other botanicals, amino acids, and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts, or combinations of such dietary ingredients. Under the DSHEA, a dietary supplement that contains a new dietary ingredient (defined as a dietary ingredient not marketed in the United States before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe. The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA with the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.

     The DSHEA permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect the structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease unless such claim has been reviewed and approved by the FDA). A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. There can be no assurance that the FDA will not determine that a particular statement of nutritional support that a company wants to use is an unacceptable claim or an unauthorized version of a “health claim.” Such a determination might prevent a company from using the claim.

     The DSHEA also provides that certain “third-party literature,” (e.g. a reprint of a peer-reviewed scientific publication) may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. Such literature must, among other requirements, not be false or misleading; the literature may not promote a particular manufacturer or brand of dietary supplement; and must include a balanced view of the available scientific information on the subject matter. There can be no assurance, however, that third party literature that Lifeline Therapeutic would like to disseminate in connection with Protandim™ will satisfy each of these requirements, and failure to satisfy all requirements could prevent the use of certain literature or subject Protandim™ to regulation as an unapproved new drug.

     In addition, in June 2002, Congress enacted the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”). The Bioterrorism Act contained four new requirements with regard to the sale and importation of food products in the United States:

1.	Mandatory registration with the FDA of all food manufacturers.

2.	Prior notice to regulators of inbound food shipments.

3.	Recordkeeping requirements, and grant of access to the FDA of applicable records.

4.	Grant of detention authority to the FDA of food products in certain circumstances.

     We will always be subject to the risk that the FDA may take enforcement action against us for one or more violations of the FFDCA. We have to comply with the FFDCA, including the DSHEA, and all applicable FDA regulations. Any incidents of alleged non-compliance may result in time-consuming and expensive defense of our activities. That enforcement action could be in the form of a warning letter that informs us of alleged violations, such as selling a misbranded product, an adulterated product, or an unapproved new drug. Although we would be entitled to take corrective action in response to any such warning letter, the fact that a warning letter has been issued to us from the FDA would be made available to the public. That information could affect our relationship with our vendors and consumers. The FDA could also initiate many additional types of enforcement actions that would be far more detrimental to our business than the issuance of a warning letter. Because we are not required to submit all product labeling to the FDA before we sell our dietary supplement products we cannot give any assurance that FDA enforcement action will not occur.

     Advertising of products is subject to regulation by the FTC under the Federal Trade Commission Act (“FTC Act”). Section 5 of the FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTC Act provides that disseminating any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all express and implied product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products. In particular, because we have emphasized the scientific effort in developing Protandim™ and are carrying out tests to determine the benefits to human beings, our advertising claims will likely be required to comply with the stringent FTC substantiation standard of “competent and reliable scientific evidence” for every material express and implied claim. The FTC routinely reviews advertising and websites to identify significant questionable advertising claims and practices, and competitors often inform the FTC when they believe other competitors are violating the FTC Act. If the FTC initiates an investigation to determine the support for a claim, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Such an investigation: (i) may be very expensive to defend, (ii) may be lengthy, and (iii) may result in adverse ruling by a court, administrative law judge, or in a publicly disclosed consent decree.

     Our telemarketing activities must comply with the Federal Trade Commission’s Telemarketing Sales Rule, 16 CFR Part 310, and additional telemarketing and marketing statutes and regulations of the FTC and states. Because these activities, in general, are presently very much in the “public eye” and because it is difficult or challenging to ensure compliance with these laws and regulations by the individuals who actually make and receive such calls, there is a risk that we could be the subject of investigation and other enforcement activities that may be brought by the Federal Trade Commission and state agencies.

     In addition to federal regulation in the United States, each state has enacted its own “Little FTC Act” to regulate sales and advertising and each state has enacted its own food and drug laws. We may receive requests to supply information regarding our sales or advertising to regulatory agencies. We remain subject to the risk that, in one or more of our present or future markets, our products, sales and advertising could be found not to be in compliance with applicable laws and regulations. Failure by us to comply with these laws and regulations could have a material adverse effect on our business in a particular market or in general. In addition, these laws and regulations could affect our ability to enter new markets.

     In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA, FTC, or by other federal, state, or local regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as the DSHEA, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals, or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of products to meet new standards, recalls or discontinuances of products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such developments could have a material adverse effect on us.

Research and Development

     The majority of our time, effort and financial resources are dedicated to the continuing research and development of our intellectual property and the development of Protandim™ as the first product to be made commercially available from our intellectual property. In our fiscal year ended June 30, 2004, we spent about $12,000 in company-sponsored research and development. In the first nine months of our 2005 fiscal year, we spent an additional $33,000 in company-sponsored research and development.

Employees

     As of June 17, 2005, we had employees, including 2 officers and an administrative assistant. We outsource our sales order call center, manufacturing and distribution operations to minimize the number of employees we have. We may in the future hire a few additional employees for marketing and customer service, but we have not taken any steps to do so at the present time.

PROPERTY

     Description. Until November 10, 2004, Lifeline Therapeutics owned 91 “development lots” in Lawrence, Colorado. Management evaluated those properties and determined that the total value of these lots was not greater than $25,000 if we were able to sell the lots. In November 2004, we consummated an agreement with a shareholder and creditor, Donald Smith, by which Mr. Smith canceled indebtedness owed to him by Lifeline Therapeutics of about $20,000 in exchange for a quitclaim deed conveying those lots to him. Mr. Smith also assumed any environmental liability to which the property might be subject.

     Risk of Environmental Liabilities. Lifeline Therapeutics owned mining properties in the Yaak River mining district of Montana from approximately 1993 until 1999. Lifeline Therapeutics maintained these mining properties pursuant to Montana law, but never conducted any mining operations or ore processing at these mining properties. Prior to completing the Reorganization, Lifeline Nutraceuticals’ management and consultants reviewed the records of Lifeline Therapeutics’ prior ownership and certain publicly available records relating to the properties. Based on that review, management does not believe that the former ownership of these mining properties by Lifeline Therapeutics created any likely environmental liability for Lifeline Therapeutics under existing federal and state laws.

     However, we understand that the State of Montana Department of Environmental Quality (“DEQ”) is aware of the former Montana properties as having residues from past mining, but we also believe that the DEQ does not consider these remote properties as a high priority. Since DEQ funding is limited, the DEQ is able to address only a few high priority properties. It is likely to be many years, if ever, before the DEQ would review these properties. Also, it is more likely any mining residues would be addressed under a separate DEQ program funded by the federal Surface Mining Control and Reclamation Act, which simply resolves any residual environmental problems at mine sites and does not pursue owners or former owners, as might be the case under the Montana state cleanup laws. Since we have not performed on-site environmental studies to evaluate any environmental circumstances of these former properties, there remains a risk that there may be environmental liabilities associated with our former property interests in Montana for which we may be liable.

     We are not aware of any potential for environmental liabilities on the 91 lots we owned in Lawrence, Colorado.

LEGAL PROCEEDINGS

     Lifeline Therapeutics is not involved in any ongoing litigation as either a plaintiff or a defendant.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION OR PLAN OF OPERATION

     The statements contained in this report that are not purely historical are forward-looking statements. “Forward-looking statements” include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

General

     This management’s discussion and analysis discusses the financial condition and results of operation of Lifeline Therapeutics and its wholly-owned subsidiary, Lifeline Nutraceuticals. As described above, we completed the Reorganization in October 2004 and acquired the remaining minority interest in Lifeline Nutraceuticals in March 2005. As a part of the Reorganization, Lifeline Therapeutics also assumed all debt and common stock purchase warrants of Lifeline Nutraceuticals. As a result of the Reorganization, our fiscal year end became June 30.

     For legal purposes, Lifeline Therapeutics acquired Lifeline Nutraceuticals and now owns 100% of the common stock of Lifeline Nutraceuticals. However, for financial accounting purposes, Lifeline Nutraceuticals is treated as the acquiring company in a “reverse acquisition” of the company that is now known as Lifeline Therapeutics and that is the parent of Lifeline Nutraceuticals. As a consequence of the “reverse acquisition” treatment, our financial statements from inception through March 31, 2005 are those of Lifeline Nutraceuticals except that the common stock structure reflects that of Lifeline Therapeutics.

     The accumulated deficit of Lifeline Therapeutics at October 26, 2004 was eliminated and transferred to additional paid-in capital, and our accumulated deficit at March 31, 2005 is a result of cumulative losses of Lifeline Nutraceuticals and those of Lifeline Therapeutics since the Reorganization.

     Lifeline Nutraceuticals’ audited financial statements at June 30, 2004 expressed substantial doubt about our ability to continue as a “going concern.” At that time, we had only a limited amount of other assets and no capital commitments. It was our concern at the time that the effects of these conditions could easily cause our bankruptcy. Since then, we have raised and repaid a significant amount of bridge financing, we raised a net of approximately $4,400,000 in a private placement to accredited investors only, and we have commenced sales of our product on a limited basis. We believe, therefore, that circumstances exist that will permit us to generate revenues from sale of our product. Ultimately, however, our ability to continue to finance our operations and research and development efforts, as well as profitability, will depend on our ability to generate sufficient revenue from the sales of our sole product, Protandim™.

     Because of the Reorganization and our financing activities in the second and third quarters of our 2005 fiscal year, we believe that the financial condition and operational results set forth in the financial statements for the nine months ended March 31, 2004 provide little basis for comparison with the financial statements for the nine months ended March 31, 2005. During the 2004 period, Lifeline Nutraceuticals was engaged in organizational activities and raised only a nominal amount of financing necessary to continue its organizational activities. During the nine-month period ended March 31, 2005, Lifeline Nutraceuticals and then Lifeline Therapeutics were able to engage in much greater activities because of the greater amount of funds available. Activities during the 2005 period went far beyond organizational activities and included the Reorganization, commencement of manufacturing and marketing operations, hiring additional employees, and commencing sales.

Material Changes in Financial Condition – Nine-months ended March 31, 2005 as compared to the Nine-Months ended March 31, 2004

     We generated minimal revenues during the nine month period ended March 31, 2005 and no revenue during the same periods in 2004. During the nine-month period ended March 31, 2005, our working capital was provided by bridge financing loans which totaled $2,954,000, while we received $135,000 for working capital from convertible notes during the nine months of our 2004 fiscal year.

     We spent substantially all of the funds raised during the first nine months of fiscal 2005 on payroll, operating expenses, professional fees, continuing research and development, raw material acquisition and product manufacturing for the prospective marketing and sale of our product Protandim™. We also spent our available working capital during 2005 for services required to complete the Reorganization, and obtaining additional financing.

     During 2004, we spent our available capital on general and administrative expenses, payroll, and legal and professional fees.

     Total expenses recognized for these items during the nine-months ending March 31, 2005 were approximately $1,889,000 as compared to expenses of about $179,000 during the same period of 2004. We were much more active and had more funds available during the nine months ended March 31, 2005 as we were completing the Reorganization and starting production and marketing efforts for our Protandim™ product. Furthermore, we began to increase our staff and production expenses during the three months ended March 31, 2005 as we had more funds available and anticipated commencing our product marketing operations.

     On November 19, 2004, the board of directors authorized the issuance of 200,000 shares of our Common Stock to Lifeline Orphan Foundation. The closing price of our Common Stock that day was $3.25 and, accordingly, we recognized an expense in our condensed consolidated statement of operations for the nine months ended March 31, 2005 of $650,000. We recognized no similar expense during our 2004 fiscal year.

There were two other significant expenses that we recognized during our nine- month period ended March 31, 2005:

Interest expense during the nine-month period ended March 31, 2005 was approximately $1,137,000, as compared to nominal interest expenses of approximately $4,600 during the comparable nine-month period in 2004. Our interest expense increased so significantly during 2005 because of the significant amount of bridge loans received during the nine-months ended March 31, 2005 ($2,954,000) as compared with $135,000 of convertible debt during the same period of 2004.

The other significant impact on our results of operations during the nine-month period ended March 31, 2005 was due to a $9,000,000 impairment of good-will recorded in March 2005 in which we issued 1,000,000 shares of our Common Stock (booked at $9 per share) to the sole remaining minority shareholder of Lifeline Nutraceuticals.

     As a result of the nominal revenue and significant expenses, we incurred a significant net loss of approximately ($12,015,000) for the nine-months ended March 31, 2005 compared to losses of approximately ($183,700) for the same period in 2004.

     We believe that the factors set forth below will have a greater affect on our future operations than the factors that affect our results for the nine-month period ended March 31, 2005:

o	the Reorganization occurred on October 26, 2004;
o	in April 2005 we repaid all of our bridge financing and convertible debt; and
o	in February 2005 we commenced sales of our product, Protandim ™.

     Our ability to finance future operations will depend, in part, on our existing liquidity (discussed in more detail below) and ultimately our ability to generate revenues and profits from operations. At this time, we believe that Lifeline Therapeutics has sufficient funds to allow us to continue our planned marketing efforts and the manufacturing and sale of Protandim™. Nevertheless, we cannot offer any assurance that we will be able to achieve our goals as expressed above. Even if we do generate revenues at increasing levels, we cannot offer any assurance that the revenues generated will be greater than the expenses incurred. These results will depend on the selling price of the product, the number of units of product sold, the costs of manufacturing and distributing the product, the costs of marketing and advertising, and the other costs, including corporate overhead, which we will be incurring during that period of time.

Material Changes in Financial Condition – Year ended June 30, 2004 as compared to the Year ended June 30, 2003.

     Lifeline Nutraceuticals was organized in July 2003; consequently we have no financial statements for the year ended June 30, 2003. During the fiscal year ended June 30, 2004, our operations were entirely through Lifeline Nutraceuticals and were minimal as a result of lack of financing and performing necessary organizational activities. During the fiscal year ended June 30, 2004, our operating loss was $453,441 with no revenues.

Liquidity and Capital Resources.

     During the nine month period ended March 31, 2005, we used about $1,900,000 of cash in operations as compared to about $134,000 during the same period of 2004. Our increased negative cash flow from operations during the nine months of fiscal 2005 was a result of the deposits with the contract manufacturer for the acquisition of raw materials and commencement of the manufacturing process, payroll and related expenses, legal and professional fees, and general and administrative expenses. These increased operations were made possible because of the greater amount of funds that were available to us during the nine months ended March 31, 2005.

     We had a significant increase in cash provided by financing activities during the first nine months of 2005 (a net of $2,085,000) as compared to the same period in 2004 ($136,000). This was primarily due to about $2,954,000 received from notes payable offset by approximately $742,000 in debt issuance costs and $125,000 in payment made for a non-competition agreement. During the same period in 2004, we only received $135,000 in financing from financing activities.

     During the nine months ended March 31, 2005, we used about $99,000 in investing activities, primarily for patent costs (about $69,000) and for the purchase of equipment (about $30,000). We had no investing activity during the same period in our 2004 fiscal year.

     We had a working capital deficit at March 31, 2005 of approximately ($251,000) as compared to a working capital deficit of approximately ($279,000) at June 30, 2004. Our negative working capital at March 31, 2005 is not indicative of our current financial position, however, because of the following:

     On April 18, 2005, we completed the sale of securities in a private placement. We received gross proceeds of $2,659,000 in cash and $2,469,536 in cancellation of bridge loans and $240,000 in exchange of indebtedness for common stock from accredited investors holding convertible notes. From the gross proceeds, we paid an investment banking firm $265,900 in commissions and a $75,000 non-accountable expense allowance.

     On May 16, 2005, we completed a second closing of the sale of securities from a private placement. We received gross proceeds of $2,326,627 in cash and $544,804 in exchange of indebtedness into common stock from accredited investors holding bridge loan financing notes. From the gross proceeds, we paid an investment banking firm $232,663 in commissions.

     After payment of the expenses of the April and May 2005 offerings, we received net proceeds of approximately $4,400,000. Consequently, we do not believe that the discussion of our liquidity and capital resources at June 30, 2004 and March 31, 2005, is indicative of our ability to continue our operations for the remaining portion of the 2005 fiscal year ending June 30, 2005 or the 2006 fiscal year.

Going Concern

     As discussed above, our audited financial statements at June 30, 2004 expressed substantial doubt about our ability to continue as a “going concern.” Since then, we have raised and repaid a significant amount of bridge financing and we have commenced sales of our product on a limited basis.

     We believe, therefore, that the circumstances exist that will permit us to pursue our business plan. Ultimately, however, our ability to continue to finance our operations, including our research and development efforts, as well as to reach profitability, will depend on our ability to generate sufficient revenue from the sales of our sale product, Protandim™.

Plan of Operation

     Since the Reorganization, our focus has been to support development and documentation of our intellectual property (held by Lifeline Nutraceuticals) and to create products from that intellectual property that we expect to be marketable as non-prescription nutritional supplements for the reduction of oxidative stress. In continuing to pursue this focus, we intend to bring the necessary resources together to identify, evaluate, develop, engineer and successfully commercialize our intellectual property. We believe that we are in a position to benefit from increasing demand for nutritional supplements that effectively address issues relating to oxidative stress.

     As a result of our receipt of approximately $4,400,000 (net of commissions) from our private placement, as well the commencement of our sales of ProtandimTM, we believe that we have sufficient financial assets at least through August 31, 2006 to accomplish the following:

o	Continue our testing and analysis at University of Colorado Health Sciences Center and to document the results;
o	Obtain governmental licenses, if any are necessary, in the United States for the distribution of nutritional supplements such as Protandim™;
o	Initiate our public relations and marketing plan designed for the roll-out of Protandim;
o	Continue manufacturing and packaging Protandim™ for sale,
o	Implement and continue to improve upon the web order processing system we have developed for web based and phone order sales, and
o	Market Protandim™ based on the clinical trial results from the University of Colorado Health Sciences Center testing and other work performed by consultants.

     Our first priority has been to establish a branded presence and distribute our product directly through web order and phone sales. We also anticipate that we may enter into distribution agreements with stores for the marketing and distribution of Protandim™, and this will likely require that we engage in additional marketing efforts with prospective distributors. It is likely that these distributors will require that they review our test reports and they may want to perform some of their own tests.

     We have also given consideration to the development of other Protandim™ products, such as a nutritional supplement for dogs and cats and a vitamin and mineral compound. We have not yet begun the research and development of these or any other products and do not have a formulation for any of them. Consequently, we cannot offer any assurance that we will be able to develop or market these or any other products.

     We have also considered creating a pharmaceutical division that would (if and when adequately financed) continue further testing on Protandim™ to try to identify the active components of Protandim™ and to test Protandim™ for efficacy in animal models of disease and in human subjects. If established and funded, a pharmaceutical division could also identify intellectual property owned by others, and use it and Protandim™ to develop a drug discovery and development program and carry it through the FDA approval process for use in the treatment of human diseases. Drug programs are much more time-consuming and expensive than food supplements (such as Protandim™), they are subject to extensive regulation by the FDA, and they must proceed through significant testing procedures and ultimately receive approval from the FDA. If established, we believe that a pharmaceutical division would be complementary to the nutraceutical division’s efforts with respect to Protandim™.

Critical Accounting Policies

     We consider an accounting estimate to be critical if 1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and 2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

     Management has discussed the development and selection of these critical accounting estimates with our board of directors and the executive committee has reviewed the foregoing disclosure. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

     Revenue Recognition. Revenue from sales of our product is recognized when the product is shipped to the customer. Lifeline Therapeutics offers a 30-day money back guarantee upon the customer’s return of the unused portion of the product. Lifeline Therapeutics records estimates for such returns based upon historic and industry data.

     Basis in Inventory. Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. We have recorded deposits paid to the contract manufacturer for the acquisition of raw materials and commencement of the manufacturing, bottling and labeling of our Protandim™ product.

     Beneficial Conversion Feature of Debt. In accordance with Emerging Issues Task Force No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” we recognize the value of conversion rights attached to convertible debt and equity instruments. These rights give the instrument holder the immediate ability to convert debt into common stock at a price per share that is less than the trading price of the common stock to the public. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and related accruing interest and is recorded as a discount to the related debt and an addition to additional paid-in capital. The debt discount is amortized and recorded as interest expense over the remaining outstanding period of related debt.

     Research and Development Costs. We have expensed all of our payments related to research and development activities.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The following table identifies the directors and executive officers of Lifeline Therapeutics. Except as otherwise noted each person holds the same position in Lifeline Nutraceuticals.

Name	Age	Positions Held	Beginning of Term of Service
William J. Driscoll	50	Chairman, President, Chief Executive	October 2004
		Officer, Director and Member of the
		Executive Committee
Paul R. Myhill	36	Vice President, Chief Financial	October 2004
		Officer, Secretary and Director
William Kutney	48	Treasurer	May 2005
H. Leigh Severance	65	Director and Member of the Executive	January 2005
		Committee
Javier W. Baz	51	Director and Member of the Executive	February 2005
		Committee
James J. Krejci	63	Director and Member of the Executive	April 2005
		Committee
James D. Crapo	62	Director	April 2005
Joe M. McCord, Ph.D	59	Director of Science of Lifeline	April 2004
		Nutraceuticals

     The Directors serve one year terms or until their successors are elected. We do not have standing audit, nominating or compensation committees of the board of directors or committees performing similar functions. All such functions have been by the board of directors as a whole, although the board of directors has delegated decisions relating to the compensation of senior management to the executive committee.

     The board currently has four independent directors. The board has expressed its intention to expand to a total of nine directors and, to do so, intends to add three independent directors. At that time, we anticipate that the board will create audit, nominating and compensation committees. We do not have any estimate when this may occur.

     No arrangements exist between or among directors, officers, or other persons that have resulted in the selection or election of any of the above-named persons except that Mr. Severance was appointed to the board of directors as a designee of Keating Securities pursuant to the right to designate a director that was granted to Keating Securities in connection with completion of the Bridge Loan Note offering.

     The board of directors has appointed an executive committee consisting of Messrs. Driscoll, Severance, Baz and Krejci.

     All directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our officers or directors.

     The principal occupations of each of our executive officers and directors for at least the past five years are as follows:

     William J. Driscoll became president and a director of Lifeline Nutraceuticals in July 2003, and of Lifeline Therapeutics upon completion of the reorganization in October 2004. Mr. Driscoll has a background in management and marketing. At 25 he was the plant manager of United Solder Wrap and became the President of Union Petroleum in 1987. He entered the financial industry in 1988, and in 1989 was promoted to branch manager, regional manager and then national sales manager of L. F. Thomson, which closed down its operations in November 1989. Including L.F. Thomson, Mr. Driscoll was employed by six brokerage firms between 1987 and 1996, including Merrill Lynch, Dean Witter and A.G. Edwards. From 1996 to 1997 Mr. Driscoll was a principal in Fair Market Value LLC, a consulting firm. From 1998 until 2003 Mr. Driscoll was a principal of Destiny Advisors LLC, a management consulting firm.

     Paul R. Myhill became vice president and a director of Lifeline Nutraceuticals in July 2003, and of Lifeline Therapeutics upon completion of the Reorganization in October 2004. Mr. Myhill became chief financial officer and secretary of Lifeline Therapeutics in May 2005. Mr. Myhill received his BBA in honors business and finance from the University of Texas at Austin in 1989 and subsequently received his MBA in marketing and management from the University of Texas in 1990. As a self-employed entrepreneur and consultant since 1989, he has been involved in planning, funding, and launching business ventures. During that period, he has led five different business ventures that all required significant capital investment and bottom-line management. Mr. Myhill’s specialization is in the area of business and product marketing. He is the former owner of an advertising and media placement agency, USAboards, Inc., co-owner of a financial public relations firm, Fair Market Value, LLC, and founder and President of NABO, Inc., a specialty distribution business with multiple warehouse operations. Mr. Myhill has developed and overseen many marketing and product distribution plans. Mr. Myhill has served on corporate boards of privately-held, for-profit and non-profit entities, and presently sits on the Board of Directors for The Invisible Disabilities Advocate of Colorado and serves as its treasurer. In addition to coordinating marketing, Mr. Myhill also handles the humanitarian and community relations for Lifeline Therapeutics. From December of 1998 to April of 2002, Mr. Myhill was Director of Missions at Bent Tree Bible Fellowship and then from April of 2002 to November of 2002 he was Director of Projects at Chinese Children’s Charities. From November of 2002 to September of 2003 he was Pastor of Missions and Membership at Faith Baptist Church until September of 2003.

     William Kutney, C.P.A., became treasurer and assistant secretary of Lifeline Therapeutics in May 2005. It is expected that after a transition period Mr. Kutney will become the CFO of Lifeline Therapeutics. From 1998 until just prior to joining Lifeline Therapeutics, Mr. Kutney served as the Vice President-Controller and CFO of ISI Commercial Refrigeration (“ISI”). His tenure at ISI included preparing the company for sale to a private investment company and the harmonious transition from both former ownership and the replacement of a retiring CEO. From 1993 to 1998, Mr. Kutney was the Controller of Investment Resource Management, L.P., a wholly owned subsidiary of Safety Kleen, Inc. He also spent five years at KPMG Peat Marwick’s Audit Department in Dallas.

     H. Leigh Severance became a director of Lifeline Therapeutics in January 2005 as the designee of Keating Securities pursuant to Keating Securities contractual right to designate one member of our board of directors. Mr. Severance has been the president of Severance Capital Management, Greenwood Village, Colorado, since founding the firm in 1983. Severance Capital Management is a provider of investment management and research services to partnerships and individual investors. Prior to founding Severance Capital Management, Mr. Severance was a portfolio manager with J.M. Hartwell & Co., Founders Growth Fund, and Cambiar Investors. Mr. Severance is also a member of the board of directors of Ikonics, Inc., a public company located in Duluth, Minnesota that files reports under the Securities Exchange Act of 1934. Mr. Severance received his masters of business administration from the University of Chicago Business School (which he received in 1963).

     Javier W. Baz became a director of Lifeline Therapeutics in February 2005. Mr. Baz is currently a private investor. From January of 1994 through March 2004, Mr. Baz was responsible for several business areas at Trust Company of the West, a Los Angeles, California based investment management firm. Among his responsibilities he was chief investment officer and group head of the firm’s Private Client Services Group, a unit with $7 billion in clients’ assets under management. He also was the chief investment officer for Trust Company of the West’s publicly traded fixed income and equity strategies investing outside of the United States in Europe, Japan, Asia Pacific and Latin America. From 1995 through 2001 Mr. Baz chaired the Trust Company of the West’s committee responsible for overseeing regional allocation of emerging markets and international equity strategies. Before joining Trust Company of the West in 1994, Mr. Baz established Condor Asset Management in Greenwich, Connecticut as a broker-dealer and asset management firm, and worked with Merrill Lynch, First Boston International, McKinsey & Co., and the Mexico City branch of Citibank N.A. Mr. Baz has a bachelor of science degree in economics from the Wharton School of the University of Pennsylvania (which he received in 1976) and a masters of business administration from the Kellogg School at Northwestern University (which he received in 1981).

     James J. Krejci became a director of Lifeline Therapeutics in April 2005. Mr. Krejci is presently serving as the Executive Director of the Epilepsy Foundation of Colorado. Prior to this position he served as Area Director and then Executive Director for the American Diabetes Association from 2002-2004. From 1998-2002, Mr. Krejci was the CEO and Chairman of Comtec International, Inc. Mr. Krejci has additional prior experience in the medical industry with the 3M Company, General Electric Medical Division, and as President of a division of the Becton-Dickinson Company. He also has extensive prior experience in additional high tech and telecommunication startups and turnarounds with Imagelink Technologies, Inc., International Game Technology, and Jones International Ltd./Jones Intercable Inc. Mr. Krejci teaches Marketing Management, Principles of Leadership, Marketing Research and Management Theory and Practice at the University of Phoenix Online Graduate School of Business. He received a B.S in Chemical Engineering and an MBA in Marketing from the University of Wisconsin with the distinction of graduating first in the MBA class.

     James D. Crapo, M.D, became a director of Lifeline in April 2005. Dr. Crapo brings nearly 30 years of experience in the health and science field to his new role. He served as the Chairman of Medicine at the National Jewish Medical and Research Center from 1996 until his recent sabbatical in 2004.

          National Jewish is a top-rated private institution in immunology and allergic diseases and has been rated number one nationally in pulmonary medicine by U.S. News and World Report for the past 7 years. Dr. Crapo maintains a large research program focused on the role of oxidants and anti-oxidants in the causation and treatment of diseases. He was the first scientist to extend Dr. Fridovich and Dr. McCord’s (Director of Science for Lifeline Therapeutics) original discovery of SOD to mammalian models of disease. SOD is the body’s most powerful natural antioxidant.

           Prior to coming to National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center. Throughout his professional career he has been active in numerous professional societies, including service on the NHLBI Advisory Council and serving as President of the American Thoracic Society and President of the Fleischner Society. Dr. Crapo has authored more than 200 original scientific publications, numerous book chapters and seven textbooks.

     Joe M. McCord, PhD, became Lifeline Nutraceuticals’ director of science in April 2004 and remains in that capacity. In 1969, Dr. McCord, together with Irwin Fridovich, discovered Superoxide Dismutase (SOD), spawning an avalanche of research. For this work he and Fridovich were awarded the Elliot Cresson Medal. Previous recipients of the award, founded in 1848, have included Alexander Graham Bell, Orville Wright, Henry Ford, Wernher von Braun, Pierre and Marie Curie, and Andrei Sakharov. Dr. McCord currently serves as the head of the Division of Biochemistry and Molecular Biology at the University of Colorado Health Sciences Center and is Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado Health Sciences Center. In 1997, Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine. Dr. McCord has served as President of the International Society of Antioxidants in Nutrition and Health (ISANH). He was also the Chairman of the 2nd International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, which was held at the Institut Pasteur in Paris in 2003. In addition, Dr. McCord has been published in many scientific journals including the highly-respected New England Journal of Medicine. As the discoverer of SOD, preeminent SOD researcher, and author of numerous studies and articles on SOD, Dr. McCord is a highly-regarded expert in the field. His joining of Lifeline Nutraceuticals not only adds industry credibility for our technology, but it also sets the stage for the commercialization of numerous advances in SOD antioxidant therapies. Dr. McCord is the co-formulator of Protandim.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 31, 2005, with respect to each person who owned of record as of that date or is known to Lifeline Therapeutics to own beneficially more than 5% of the outstanding shares of common stock and the beneficial ownership of such securities by each executive officer and director of Lifeline Therapeutics and by all executive officers and directors as a group.

Name and address of beneficial owner	Position with Lifeline Therapeutics	Number of Shares	Percent of Class
William J. Driscoll (1)	President, Chief	4,647,896	16%
6400 South Fiddler’s	Executive Officer and
Green Circle, Suite 1750	Chairman of the Board
Englewood, CO 80111
Paul R. Myhill (2)
6400 South Fiddler’s	Vice President, Chief	4,499,890	16%
Green Circle, Suite 1750	Financial Officer,
Englewood, CO 80111	Secretary and Director
Dr. Joe McCord	Director of Science of	1,606,800	6%
6400 South Fiddler’s	Lifeline
Green Circle, Suite 1750	Nutraceuticals
Englewood, CO 80111

Name and address of beneficial owner	Position with Lifeline Therapeutics	Number of Shares	Percent of Class
H. Leigh Severance (3)	Director	1,028,506	4%
6400 South Fiddler’s
Green Circle, Suite 1750
Englewood, CO 80111
Javier W. Baz (4)	Director	990,725	4%
6400 South Fiddler’s
Green Circle, Suite 1750
Englewood, CO 80111
James D. Crapo (5)	Director	50,000	*
6400 South Fiddler’s
Green Circle, Suite 1750
Englewood, CO 80111
James J. Krejci (6)
6400 South Fiddler’s
Green Circle, Suite 1750	Director	50,000	*
Englewood, CO 80111
All current officers and directors	--	12,873,817	46%
as a group (seven persons)
Daniel W. Streets (7)	Shareholder	2,223,591	8%
22130 E. Costilla Drive
Aurora, CO 80016

*      Less than one percent.

(1)

This includes 1,697, 946 shares owned, 983,450 shares held in trust, and 1,966,900 shares held by Mr. Driscoll’s wife. This total does not include 590,000 shares that Mr. Driscoll gave to his adult sons and daughter-in-law in November 2004 or 100,000 shares that Mr. Driscoll gifted to the Lifeline Orphan Foundation in December 2004. In April 2005, Mr. Driscoll and his wife entered into indemnification agreements with nine individuals, which offered shares totaling 285,904 that are being offered under this Prospectus.

(2)

This includes 1,849,945 shares owned, 400,000 shares held in trust, and 2,249,945 shares held by Mr. Myhill’s wife. This total does not include 200,000 shares that Mr. Myhill gifted to the Lifeline Orphan Foundation in January 2005. This does not include 300,000 other shares owned by the Lifeline Orphan Foundation of which Mr. Myhill is a trustee.

(3)

This includes 254,139 shares underlying Bridge Warrants exercisable at $2.00 per share and 279,139 Unit Warrants exercisable at $2.50 per share. Certain of these shares are owned indirectly through his wife or his retirement plan. A Convertible Note was also acquired from a third party aggregating $105,467 (including accrued interest) which was converted to 200,858 shares of Common Stock net of fees to convert.

(4)	This includes 101,699 shares underlying Bridge Warrants exercisable at $2.00 per share and 444,513 Unit Warrants exercisable at $2.50 per share.

(5)	This includes 25,000 Unit Warrants exercisable at $2.50 per share.

(6)	Mr. Krejci is the indirect beneficial owner of these shares, which are held by Race Place Investments Corporation, LLC.

(7)

This includes 58,307 shares underlying Bridge Warrants exercisable at $2.00 per share and 58,307 Unit Warrants exercisable at $2.50 per share. This includes shares that Mr. Streets owns jointly with his wife and her separate IRA.

EXECUTIVE COMPENSATION

     We did not pay any compensation to our officers or directors prior to the completion of the October 2004 Reorganization. Prior to the Reorganization, Lifeline Nutraceuticals paid compensation to its executive officers from inception (July 2003) through December 31, 2004. The following table includes all compensation paid to each named person by Lifeline Nutraceuticals or Lifeline Therapeutics during calendar year 2004. Neither entity paid any compensation to any of the named persons during 2003 or prior years.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
					Awards		Payout
Name and Principal Position	Calendar Year	($) Salary	($) Bonus	($) Other (c)	($) Restricted Awards	Securities Underlying Options & SARs (#)	LTIP Payout	All Other Compensation
William J. Driscoll	2004	185,000	0	0	0	0	0	0
President & CEO
Paul R. Myhill,	2004	128,500	0	0	0	0	0	0
Vice President

Salaries and Consulting Fees

     All the officers work for Lifeline on an “at will” basis. The current salaries for the officers are as follows:

William J. Driscoll	--	$180,000 per year
Paul R. Myhill	--	$120,000 per year
William Kutney	--	$155,000 per year

     We provide our employees with health insurance and life insurance and we may provide them other normal employee benefits when our financial condition warrants. We also may provide our executives and other employees other benefits.

No Stock Option Plans

     We have not currently adopted a stock option plan or other form of equity incentive plan, although the board of directors has set aside 3,000,000 shares for future issuance to employees and consultants as options or as stock. We expect to adopt such a plan in the future and submit it to our shareholders for approval.

Compensation of Directors

     We have not adopted any plan to compensate our directors for serving as directors. We intend to consider adopting such a plan in the future.

     We have paid each of Messrs. Baz, Severance, and Krejci the sum of $50,000 for their agreement to serve on our board of directors and our executive committee. We have paid Dr. Crapo the sum of $30,000 for his agreement to serve on the board of directors.

Change-in-Control Arrangements

     We know of no arrangements that would result in a change-in-control of Lifeline Therapeutics.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Since our incorporation in July 2003 we have engaged in a number of transactions which could be considered “related party transactions” because they involved our officers, directors, and their affiliates.

Stock Issuances

     We issued 10,250,000 shares of Lifeline Nutraceuticals’ common stock to Messrs., Driscoll, Myhill, Barber, Micklatcher (Mr. Micklatcher was formerly a director), (Ms) Gannon and Hahn for nominal consideration in August and December 2003 (at Lifeline Nutraceuticals’ organization) at a price of $0.0005 per share. We issued 250,000 shares of our Common Stock to Mr. Parkinson for nominal consideration in August 2003 (at Lifeline Nutraceuticals’ organization) at a price of $0.001 per share.

     We issued an additional 3,500,000 shares of Lifeline Nutraceuticals’ common stock at a price of $0.001 per share to Mr. Myhill in February 2004, an additional 4,300,000 shares at a price of $0.001 per share to Messrs. Driscoll, Myhill, Streets (former Director), Betts and Dr. McCord in May 2004, an additional 1,100,000 shares at a price of $0.001 per share to Mr. Streets (former Director) and Dr. McCord in July 2004 and an additional 4,250,000 shares at a price of $0.001 per share to Messrs. Micklatcher, Streets (former Director), Bradley, Stevenson and Dr. McCord in August 2004. These issuances were completed prior to the Reorganization when we were a privately held company.

     The above referenced shares totaling 23,650,000 were converted during the Reorganization.

     In November 2004, we issued 200,000 shares to Lifeline Orphan Foundation of which Mr. Myhill is a Trustee.

     In March 2005, we acquired the remaining minority shareholder interest in Lifeline Nutraceuticals by issuing to Michael Barber (the sole minority shareholder) 1,000,000 shares of our Common Stock. We valued the transaction at $9.00 per share based on the then trading price of our stock. Our financial statements for the nine months ended March 31, 2005 recognize an impairment expense of $9,000,000 related to the transaction. Mr. Barber also entered into a covenant not to compete with us for which we paid him $250,000.

     Mr. Streets, former Director, (directly and indirectly through his wife’s retirement plan) purchased Bridge Loan Notes aggregating $110,000 and converted that indebtedness in the April private placement offering. Mr. Streets’ brother also participated in the Bridge Loan notes for $60,000 and converted that indebtedness in the April 2005 private placement offering. Mr. Severance (directly and indirectly through his wife and retirement plan) purchased Bridge Loan Notes aggregating $510,000 and acquired Convertible Notes from a third party aggregating $105,467 (including accrued interest). Mr. Severance converted that indebtedness in the May 2005 private placement offering. In addition, he invested $50,000 in the May 2005 private placement offering. Mr. Baz purchased Bridge Loan Notes aggregating $200,000 and converted that indebtedness in the May 2005 private placement offering. In addition, he invested $685,627 in the May 2005 private placement offering. Mr. Crapo invested $50,000 in the May 2005 private placement offering. Mr. Krejci, indirectly through Race Place Investments Corporation, LLC, invested $50,000 in the May 2005 private placement offering. All of these transactions were on the same terms as others per the private placement offering.

University of Colorado Health Sciences Center

     The University of Colorado Health Sciences Center has contracted with Lifeline Nutraceuticals to test its Protandim™ product at the center. Lifeline Nutraceuticals’ Director of Science, Dr. Joe McCord, also serves as the University of Colorado Health Sciences Center’s head of molecular biology.

Employment Agreements

     Messrs. Driscoll, Myhill and Streets held employment agreements which expired in accordance with their terms on April 15, 2005. Although the agreements were approved by the former (pre-Reorganization) members of Lifeline Therapeutics’ board of directors (each of them was disinterested in all of the employment agreements), it can be argued that the terms of the employment agreement and the amount of compensation were not negotiated at arms’ length. As of June 17, 2005, the Company had no employment contract.

Indemnification Agreement

     Mr. and Mrs. Driscoll have agreed to indemnify us against certain obligations that Mr. Driscoll may have incurred. Various persons alleged that Mr. Driscoll may have promised to convey to them shares of our Common Stock. We believe that Mr. Driscoll has resolved these claims personally, but the risk exists that these individuals may involve us in an attempt to resolve these issues in or outside of court. As a result, Mr. Driscoll, joined by his wife, has agreed to indemnify and hold us harmless from any such claims.

Lifeline Orphan Foundation

     We have assisted in the establishment of the Lifeline Orphan Foundation of which Paul Myhill is one of three trustees. Mr. Myhill is also a director and executive officer of Lifeline Nutraceuticals and Lifeline Therapeutics. The other trustees of the Foundation are independent.

     To capitalize the Foundation, on November 19, 2004, we issued 200,000 shares of our restricted Series A Common Stock to the Foundation. In addition, Mr. Myhill gifted 200,000 shares and Mr. Driscoll 100,000 shares to the Foundation. The resale of the shares issued to the Foundation is included in this Prospectus.

     The Company has expressed its intention to give 10% of pre-tax earnings (if any) to charitable causes, including the Lifeline Orphanage Foundation of which one of our directors, Paul Myhill, is a trustee. The board of directors will have to approve any contribution and may change our intentions to make charitable contributions. These funds, when given, will be designated for use in the construction of orphanages and other humanitarian needs as our Board of Directors may determine appropriate. These contributions may be in cash or by contributing inventory to organizations that can use the Protandim™ supplement for beneficial purposes. While we believe that we have valid business reasons for committing to make these contributions, any contributions made will reduce our earnings and available cash and these reductions will be reflected in our financial statements. In addition, such contributions will dilute the ownership of other shareholders. We cannot offer any assurance that we will achieve the business goals that we expect to achieve as a result of these contributions.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 250,000,000 shares of series A voting common stock. We also have 250,000,000 shares authorized of series B non-voting common stock as well as 50,000,000 shares authorized of preferred stock with a $.0001 par value. None of the series B common stock or the preferred stock is issued and outstanding and we have no plans to issue any shares of either class.

     Before the completion of the Reorganization, our board of directors approved amended and restated Articles of Incorporation for Lifeline Therapeutics, and recommended that they be submitted to the shareholders for approval. These amended and restated Articles of Incorporation will eliminate the classification of our Common Stock into different series and make other changes to modernize our Articles of Incorporation. The amended and restated Articles of Incorporation will not be effective until approved by Lifeline Therapeutics’ shareholders. We expect to submit these to our shareholders for approval at our next annual meeting of shareholders to be held as soon as practical after our fiscal year ending June 30, 2005. The following discussion relates to our Articles of Incorporation as they currently exist.

Description of Common Stock

     Holders of our series A common stock are entitled to one vote for each share held of record on each matter submitted to a vote of the stockholders. Our series B common stock is not entitled to vote at meetings of shareholders, but currently there are no shares of series B common stock outstanding. The approval of proposals submitted to a vote of the stockholders requires a favorable vote of either the majority of the voting power of the holders of common stock or the majority of the voting power of the shares represented and voting at a duly held meeting at which a quorum is present. The shares of Common Stock have no conversion rights or redemption provisions and include no preemptive rights or other rights to subscribe for additional securities. Cumulative voting is not available to the holders of Common Stock.

     In the event of liquidation, dissolution or winding up of Lifeline Therapeutics, holders of the Common Stock would be entitled to receive, on a pro-rata basis, all of our assets remaining after satisfaction of all capital preferences and liabilities. Subject to preferences that may be applicable to any shares of preferred stock then outstanding, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the board of directors from time to time out of legally available funds and to share pro rata in any distribution to the stockholders, including any distribution upon liquidation.

Description of Preferred Stock

     Our Articles of Incorporation also vests the board of directors with full authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. These preferences may include, among other things:

o	the number of preferred shares to constitute such series and the distinctive designations thereof;

o	the rate and preference of dividends (if any), the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

o	whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

o	the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;

o	sinking fund or other provisions, if any, for redemption or purchase of preferred stock;

o	the terms and conditions by which preferred stock may be converted, if the Preferred stock of any series are issued with the privilege of conversion; and

o	voting rights, if any.

     We have not created any series of preferred stock and we have no plans to do so.

Outstanding Rights to Acquire Common Stock

     We issued Bridge Warrants to purchase 1,592,569 shares of Series A Common Stock exercisable at $2.00 per share until their expiration date, April 18, 2008. We issued these Bridge Warrants to all persons who were previously holders of Bridge Notes that Lifeline Nutraceuticals had issued during 2004 and in January and February 2005.

     As part of the private offering, we issued Unit Warrants for 4,000,016 shares of Common Stock per share to persons who invested cash or exchanged their Bridge Notes for cancellation. These Unit Warrants are exercisable at $2.50 per share until their expiration date, April 18, 2008.

     We also issued to Keating Securities (the placement agent for the transaction) warrants to purchase 404,281 shares of Common Stock and to the Scott Group 5,000 warrants to purchase Common Stock. These Placement Agent Warrants are exercisable at $2.00 per share until their expiration date, April 18, 2008.

     On May 13, 2005, Lifeline Therapeutics offered its director of marketing options to acquire 50,000 shares of its common stock at an exercise price of $2.50 per share, exercisable through May 31, 2008. The effective date of these options is the later of her acceptance of the options or her commencement of employment. Her start date was May 23, 2005, and she accepted the options as of that date.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Since October 5, 2004, our Common Stock has been traded on the OTC Bulletin Board in the United States, under the symbol “LFLT.” Previously our Common Stock was traded on the OTC Bulletin Board under the symbol “YAAK.” Our common stock first began trading in the first quarter of our 1992 fiscal year.

     The closing prices on the OTC Bulletin Board of our common stock since January 1, 2002 are as follows. These prices were reported by an online service, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Prices before October 5, 2004, have been adjusted to reflect the one for 68 reverse stock split accomplished on that date. (Our fiscal year-end is June 30th.) In addition, the Reorganization was first announced on September 28, 2004, and completed on October 26, 2004.

Period Ended
2005	March 31, 2005
Common Stock
High	$ 10.60
Low	$ 2.70
Quarter Ended
2004	March 31, 2004	June 30, 2004	Sept 30, 2004	Dec 31, 2004
Common Stock
High	$ 0.68	$ 1.36	$ 1.36	$ 4.00
Low	$ 0.00	$ 0.00	$ 0.68	$ 2.55
Quarter Ended
2003	March 31, 2003	June 30, 2003	Sept 30, 2003	Dec 31, 2003
Common Stock
High	$ 2.04	$ 2.04	$ 1.36	$ 1.02
Low	$ 0.68	$ 0.68	$ 0.68	$ 0.68
Quarter Ended
2002	March 31, 2002	June 30, 2002	Sept 30, 2002	Dec 31, 2002
Common Stock
High	$ 0.68	$ 0.68	$ 2.04	$ 4.08
Low	$ 0.68	$ 0.00	$ 0.00	$ 0.68

     It should be noted that the trading market for our shares is characterized by low trading volume and significant price volatility, and there can be no assurance that the prices set forth above reflect transactions in anything more than a minimal number of shares. In addition, our shares are defined to be “penny stocks” under SEC Rule 3a51-1 and consequently are subject to significant trading restrictions and broker-dealer disclosure requirements found in SEC Rules 15g-2 through 15g-9 and Schedule 15G.

Holders of Common Equity

     Our Common Stock is issued in registered form and the following information is taken from the records of our transfer agent, Securities Transfer, Inc. located in Dallas, Texas. As of June 23, 2005, we had 268 shareholders on record and 22,111,080 shares of common stock outstanding. This does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.

Dividends

     We have not declared any dividends on any class of our equity securities since incorporation and we do not anticipate that we will declare any dividends in the foreseeable future. Our present policy is to retain future earnings (if any) for use in our operations and the expansion of our business.

FINANCIAL STATEMENTS

See the Condensed Consolidated Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements.”

EXPERTS

     The statements of assets, liabilities, and stockholders’ equity for Lifeline Nutraceuticals as of June 30, 2004 and the related statement of revenues and expenses for the year then ended have been audited by Gordon, Hughes & Banks, LLP, independent certified public accountants, as set forth in their report thereon.

LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered under this prospectus. Attorneys of Patton Boggs own 25,000 shares, and warrants to purchase 25,000 shares, of the Company’s common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On December 30, 2004, the Board of Directors of Lifeline Therapeutics informed Michael Johnson & Co., LLC that it had dismissed such firm as our independent registered public accounting firm.

     On December 30, 2004, the Board of Directors of Lifeline Therapeutics engaged Gordon Hughes & Banks, LLP, certified public accountants, as our independent registered public accounting firm effective immediately. Gordon, Hughes & Banks, LLP was the auditor for Lifeline Nutraceuticals before the Reorganization occurred.

     Michael Johnson & Co. LLC’s reports on our financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except for the matter discussed in the next sentence. There was an explanatory paragraph in Michael Johnson & Co. LLC’s report on our financial statements included in the Form 10-KSB for the years ended December 31, 2002 and December 31, 2003, both of which indicated that the accompanying financial statements had been prepared assuming that we will continue as a going concern, and Michael Johnson & Co. LLC indicated that for both fiscal years conditions existed that raised substantial doubt about our ability to continue as a going concern. It should be noted that Michael Johnson & Co. LLC issued these reports about our predecessor, Yaak River Resources, Inc.

     In connection with the audits of our financial statements for each of the last two fiscal years ended December 31, 2002 and December 31, 2003, and as of December 30, 2004, there were no disagreements between us and Michael Johnson & Co. on any matter of accounting principles or practices, consolidated financial statement disclosures, or auditing scope and procedures, which, if not resolved to the satisfaction of Michael Johnson & Co., would have caused them to make reference thereto in connection with their report on the financial statements.

     During our past two fiscal years and through December 30, 2004, we did not consult Gordon, Hughes & Banks, LLP regarding the application of accounting principles to a specific transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements. Gordon, Hughes & Banks, LLP was the auditor for Lifeline Nutraceuticals before the Reorganization occurred.

     We provided to Michael Johnson & Co. LLC a copy of the disclosures and Michael Johnson & Co. LLC furnished us with a copy of a letter addressed to the Securities and Exchange Commission stating that Michael Johnson & Co. LLC agrees with our statements.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

LIFELINE THERAPEUTICS, INC. AND SUBSIDIARY
(A Development Stage Company)
Index to Financial Statements

--INDEX--

Page(s)
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR MARCH 31, 2005
Condensed Consolidated Balance Sheet as of
March 31, 2005 and June 30, 2004	F-2
Condensed Consolidated Statements of Operations for the
Nine Months Ended March 31, 2005 and 2005 and
July 1, 2003 (Inception) through March 31, 2005	F-3
Condensed Consolidated Statements of Cash Flows for the
Nine Months Ended March 31, 2005 and 2004 and
July 1, 2003 (Inception) through March 31, 2005	F-4
Notes to Consolidated Financial Statements	F-5 - F-8
LIFELINE NUTRACEUTICALS CORPORATION FINANCIAL STATEMENTS FOR JUNE 30, 2004
Report of Independent Registered Public Accounting Firm	F-9
Financial Statements:
Balance Sheet as of
June 30, 2004	F-10
Statements of Operations for the
Year ended June 30, 2004	F-11
Statement of Stockholders’ Deficit for the
Year ended June 30, 2004	F-12
Statements of Cash Flows for the
Year ended June 30, 2004	F-13
Notes to Financial Statements	F-14 - F-20

LIFELINE THERAPEUTICS, INC.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	As of March 31, 2005	As of June 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$ 136,479	$ 49,663
Inventory	1,240,135	0
Prepaid expenses and other current assets	231,207	7,813

Total current assets	1,607,821	57,476
Property and equipment
Office equipment	49,011	18,906
Accumulated depreciation	(9,058)	(208)

Property and equipment, net	39,953	18,698
Other Assets
Debt issuance costs, net	553,625	15,222
Deferred stock offering costs	34,885	15,000
Patents	68,964	24
Non-compete agreement, net	229,167	0
Deposits	36,142	6,142

Total other assets	922,783	36,388

TOTAL ASSETS	$ 2,570,557	$ 112,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$ 368,629	$ 22,534
Accrued expenses	506,794	56,233
Accrued interest	81,105	10,736
Note payable, related party	125,000	0
Convertible notes payable	0	240,000
Bridge notes payable, net of discount	726,826	4,670
Bridge notes payable-related party, net of discount	50,100	2,330

Total current liabilities	1,858,454	336,503
Stockholders’ Equity
Preferred Stock -par value $.001, 50,000,000 shares authorized	0	0
no shares issued or outstanding
Common Stock, Series A -par value $.001, 250,000,000	18,111	15,385
shares authorized, 18,111,064 and 15,385,110 respectively,
issued and outstanding
Common Stock, Series B -par value $.001, 250,000,000	0	0
shares authorized, no shares issued or outstanding
Additional Paid-in Capital	13,162,751	227,165
Stock subscription receivable	0	(13,050)
(Deficit) accumulated during the development stage	(12,468,759)	(453,441)

Total stockholders’ equity (deficit)	712,103	(223,941)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (Deficit)	$ 2,570,557	$ 112,562

See notes accompanying the financial statements.

LIFELINE THERAPEUTICS, INC.
(A Development Stage Company)
Condensed Consolidated Statement of Operations
(Unaudited)

	Nine Months Ended March 31,		July 1, 2003 (Inception) Through March 31,
	2005	2004	2005
REVENUES
Sales	$ 25,819	$ 0	$ 25,819
Cost of Sales	10,088	0	10,088

Gross Profit	15,731	0	15,731
OPERATING EXPENSES
General and administrative	1,856,396	179,032	2,280,100
Research and development	32,883	0	44,883

Total operating expenses	1,889,279	179,032	2,324,983
OPERATING (LOSS)	(1,873,548)	(179,032)	(2,309,252)
OTHER INCOME (EXPENSE)
Interest expense	(1,136,987)	(4,649)	(1,154,723)
Impairment of goodwill	(9,000,000)	0	(9,000,000)
Loss on disposal	(4,784)	0	(4,784)

NET (LOSS)	$(12,015,319)	$ (183,681)	$(12,468,759)

Basic and fully diluted (loss) per share	$ (0.76)	$ (0.01)	$ (1.13)

Weighted average shares outstanding	15,761,337	16,374,946	10,991,938

See notes accompanying financial statements.

LIFELINE THERAPEUTICS, INC.
(A Development Stage Company)
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended March 31,		July 1, 2003 (Inception) to March 31,
	2005	2004	2005
Cash Flows From Operating Activities:
Net (loss)	$(12,015,319)	$(183,681)	$(12,468,759)
Adjustments to reconcile net (loss) to net cash
(used) in operating activities:
Depreciation and amortization	29,683	0	29,891
Amortization of debt issuance costs	203,897	0	205,675
Amortization of debt discount	825,492	0	832,492
Loss on disposal of real estate	4,784	0	4,784
Impairment of goodwill	9,000,000	0	9,000,000
Contributed services	0	61,500	79,500
Charitable donation of common stock	650,000	0	650,000
Changes in assets and liabilities:
Increase in inventory	(1,240,135)	0	(1,240,135)
Increase in prepaid expenses and other assets	(253,394)	(97,500)	(267,349)
(Decrease) in accounts payable and accrued expenses	895,638	85,387	985,140

Total adjustments	10,115,965	49,387	10,279,998

Net Cash (Used) in Operating Activities	(1,899,354)	(134,294)	(2,188,761)

Cash Flow From Investing Activities:
Patent costs	(68,940)	0	(68,964)
Purchase of equipment	(30,105)	0	(49,011)

Net Cash Provided By Investing Activities	(99,045)	0	(117,975)

Cash Flow From Financing Activities:
Proceeds from notes payable	2,894,000	135,000	3,234,000
Payment of noncompete agreement	(125,000)	0	(125,000)
Proceeds from notes payable - related party	60,000	0	110,000
Payment of debt issuance costs	(742,300)	0	(759,300)
Payment of stock offering costs	(19,885)	0	(34,885)
Sale of common stock	18,400	0	18,400

Net Cash Provided By Financing Activities	2,085,215	135,000	2,443,215

Increase in Cash	86,816	706	136,479
Cash and Cash Equivalents - Beginning of period	49,663	0	0

Cash and Cash Equivalents - End of period	$ 136,479	$ 706	$ 136,479

Supplemental Cash Flow Information:
Interest paid	$ 0	$ 0	$ 0

Taxes paid	$ 0	$ 0	$ 0

Other non-cash investing and financing transactions:
Conversion of notes payable to common stock	$ 268,040	$ 0	$ 268,040

Non-cash investing and financing transactions in connection
with the reverse acquisition of YAAK:
Fair value of net assets acquired	25,275	0.00	25,275
Assumption of accrued expenses	(49,330)	0.00	(49,330)
Value of stock issued	24,055	0.00	24,055

Net cash paid to acquire subsidiary	$ 0	$ 0	$ 0

See notes accompanying financial statements.

LIFELINE THERAPEUTICS, INC.
(A Development Stage Company)
Notes To Consolidated Statements
(Unaudited)

These unaudited Condensed Consolidated Financial Statements and Notes should be read in conjunction with the audited financial statements and notes of Lifeline Nutraceuticals Corporation as of and for the year ended June 30, 2004 which have been included elsewhere in this Registration Statement. The accompanying unaudited condensed consolidated financial statements include the accounts and transaction of Lifeline Therapeutics, Inc. and its wholly-owned subsidiary, Lifeline Nutraceuticals Corporation (collectively the “Company”, as discussed further below in “Basis of Presentation”.

1.     Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements, The accompanying unaudited condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to valuation of inventory and those related to the possible impairment of long-lived assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company’s use of estimates, however, is quite limited, as it has adequate time to process and record actual results from operations.

For the period July 1, 2003 (inception) to March 31, 2005, the Company continues in the development stage. The Company’s activities since inception have consisted of organizing the Company, developing a business plan, formulation and testing of product and raising capital. In late February 2005, the Company began sales of its product, Protandim. Sales to date have been minimal with approximately $26,000 in revenue through March 31, 2005.

On October 26, 2004, the Company consummated an Agreement and Plan of Reorganization with Lifeline Nutraceuticals Corporation (“LNC”) whereby the shareholders of Lifeline Nutraceuticals Corporation exchanged 81% of their outstanding shares of common stock for 15,385,110 Series A common shares of the Company which represented 94% of the then issued and outstanding shares. The Company assumed the obligations of Lifeline Nutraceuticals Corporation note holders as part of the transaction.

For legal purposes, the Company acquired LNC and is the parent company of LNC following the reorganization. However, for accounting purposes, LNC is treated as the acquiring company in a “reverse acquisition” of the Company. As a consequence, the financial statements through March 31, 2005 presented herein are those of LNC with exception of common stock structure which remains that of the Company, i.e. the common stock par value and shares of common stock authorized and outstanding. In conjunction with the reorganization, the accumulated deficit of Lifeline Therapeutics, Inc. at October 26, 2004 has been eliminated and reclassified to additional paid-in capital. As a result, the accumulated deficit at March 31, 2005 is a result of cumulative losses of LNC and those of Lifeline Therapeutics, Inc. since the reorganization on October 26, 2004.

On November 19, 2004, the Board of Directors authorized the issuance of 200,000 shares of common stock of the Company to Lifeline Orphan Foundation. The closing price, per NASDAQ, of the Company’s common stock that day was $3.25 and, accordingly, the Company recognized an expense in its Condensed Consolidated Statements of Operations of $650,000 for the nine months ended March 31, 2005.

During March 2005, convertible note holders agreed to convert their notes payable, with a principal of $240,000 and accrued interest of $28,040 through March 31, 2005, for 536,081 shares of the Company’s Series A Common Stock.

2.    Summary of Significant Accounting Policies

a)	Revenue Recognition. Revenue from sales of the Company’s product is recognized when the product is shipped to the customer.

b)

Basis in Inventory. Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company has capitalized payments to the contract manufacturer for the acquisition of raw materials and commencement of the manufacturing, bottling and labeling of the Company’s product. As of March 31, 2005, the value of finished goods was approximately $5,700. The remaining $1,233,000 balance was for the purchase of raw materials to begin production of inventory.

c)

Beneficial Conversion Feature of Debt.  In accordance with Emerging Issues Task Force No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” we recognize the value of conversion rights attached to convertible debt and equity instruments. These rights give the instrument holder the immediate ability to convert debt into common stock at a price per share that is less than the trading price of the common stock to the public. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and related accruing interest and is recorded as a discount to the related debt and an addition to additional paid-in capital. The debt discount is amortized and recorded as interest expense over the remaining outstanding period of related debt.

d)

Earning per share. Basic earnings (loss) per share is computed by dividing the net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are computed by dividing net income by the weighted average common shares and potentially dilutive common share equivalents. The effects of potential common stock equivalents are not included in computations when their effect is anti-dilutive. Because of the net loss for the periods ended March 31, 2005 and 2004, the basic and diluted average outstanding shares are considered the same, since including the shares would have an antidilutive effect on the loss per share calculation.

All share and per share amounts presented for the periods ended March 31, 2004, reflect the 16,574,983 outstanding shares as a result of the October 26, 2004 reorganization.

e)	Research and Development Costs. The Company has expensed all payments related to research and development activities.

3.     Acquisition of Minority Interest in Subsidiary and Accounting for Goodwill

On March 10, 2005, the Company reached an agreement with the minority shareholder in the Company’s 81% owned subsidiary, Lifeline Nutraceuticals Corporation. Per the terms of the agreement, the Company exchanged 1,000,000 shares of its Series A Common Stock for the remaining 4,500,000 shares of Lifeline Nutraceuticals Corporation, representing the remaining 19% of the subsidiary’s common stock. The closing price of the Company’s Series A Common Stock on March 10, 2005 was $9.00 per share. The acquisition of the minority interest has been accounted for utilizing the purchase method of accounting resulting in goodwill of $9,000,000. In light of the Company’s status as a development stage company, minimal revenue generation to date, accumulated deficit and going concern considerations, the Company has concluded to fully impair the goodwill from the acquisition transaction. Accordingly, the Condensed Consolidated Statement of Operations reflects $9,000,000 of non-cash expense for the impairment of goodwill for the period ended March 31, 2005.

In connection with the purchase of the minority interest in LNC, the Company agreed to also pay the minority shareholder $250,000 for a non-compete agreement through March 2006. The payment terms were $125,000 on the date of execution of the agreement and $125,000 in the form of a note payable, which was paid on April 19, 2005.

4.     Bridge Notes Payable

Gross bridge loan notes payable at March 31, 2005	$ 3,104,000
Less discounts on debt:
Unamortized warrant	(1,431,075)
Unamortized beneficial conversion interest	(895,999)

Bridge loan notes payable, net of discount
776,926
Less bridge notes payable - related party, net of
discount	(50,100)

Other bridge loan notes payable, net of discount	$ 726,826

During the nine-months ended March 31, 2005, the Company issued additional notes payable totaling $2,954,000, bearing interest at 10% per annum. Principal and any accrued interest is due the earlier of one year from issuance or the closing of the proposed private placement, as discussed in Note 5. Of the total amount of additional notes issued since June 30, 2004, $60,000 was from a related party. The note holders have an option to exchange all or part of the principal and accrued interest through March 31, 2005 for securities in the private placement at the private offering price. In addition, the notes have a warrant attached to purchase shares of common stock equal to their principal and accrued interest through March 31, 2005 amount divided by the $2.00 per share offering price in the private placement. Because the stock purchase price of the private placement is below the market price quotations at the date of issuance of the loans, a value for the warrants issued has been recorded as a discount to the debt and an addition to equity using the Black-Scholes valuation model. Also, because the conversion price of the debt was less than the market value on the date of issuance, an additional discount has been recorded for the beneficial conversion feature. The discount relating to the warrants and the beneficial conversion feature are amortized over the term of the debt and recorded as interest expense.

5.    Events Subsequent to March 31, 2005

On January 15, 2005, the Company entered into an agreement with an investment banking firm. Pursuant to the agreement, Lifeline conducted a private placement of its securities. The securities offered have not been registered under the Securities Act of 1933 (the “Act”) or under the securities laws of any state. The securities will be “restricted securities” as defined in Rule 144 under the Act. These securities will be offered pursuant to an exemption from registration and may not be reoffered or sold in the United States absent registration or an applicable exemption from the registration requirements.

On April 18, 2005, the Company held a closing of the sale of securities from its private placement. From this closing, the Company received $2,659,000 in cash from certain accredited investors and $2,469,536 in exchange of indebtedness from certain persons holding Bridge Notes. The Company issued 2,564,297 shares of Series A Common Stock at a price of $2.00 per share; and warrants to purchase 2,564,297 shares of Series A Common Stock exercisable at $2.50 per shares exercisable through April 18, 2008. The Company paid the investment banking firm $265,900 in commissions and a $75,000 non-accountable expense allowance. The Company also issued warrants to the investment banking firm to purchase 159,255 shares of Series A Common Stock exercisable at $2.00 per share exercisable through April 18, 2008. After payment of commissions, the expense allowance and a fee to the escrow agent, the Company received cash proceeds of $2,316,850. The Company expects to use these funds for general and administrative expenditures, marketing, patent filings, research and development for new product applications, payment for a non-competition agreement with a former shareholder, and repayment of notes payable that chose not to exchange their indebtedness for Series A Common Stock and warrants.

In conjunction with this closing, the Company repaid bridge notes payable with a principal balance of $135,000 and related accrued interest of $10,025, to note holders electing to be repaid rather than exchange for securities in the private placement.

On May 16, 2005, the Company held a second closing of the sale of securities from its private placement. From this closing, the Company received $2,326,627 in cash from certain accredited investors and $544,804 in exchange of indebtedness from certain persons holding Bridge Notes. The Company issued 1,435,719 shares of Series A Common Stock at a price of $2.00 per share; and warrants to purchase 1,435,719 shares of Series A Common Stock exercisable at $2.50 per shares exercisable through April 18, 2008. The Company paid the investment banking firm $232,663 in commissions with no further non-accountable expense allowance. The Company also issued warrants to the investment banking firm to purchase 116,331 shares of Series A Common Stock exercisable at $2.00 per share exercisable through April 18, 2008. After payment of commissions and a fee to the escrow agent, the Company received cash proceeds of $2,093,434. The Company expects to use these funds for research and development for new product applications, marketing, patent filings, payment for a non-competition agreement with a former shareholder, repayment of notes payable that chose not to exchange their indebtedness for Series A Common Stock and warrants and general and administrative expenditures.

The Company has an obligation to register the Series A Common Stock issued in the private placement and the shares underlying the warrants received by bridge note holders and investors in the private placement. The 45-day time period for filing this registration statement commenced on May 16, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lifeline Nutraceuticals Corporation
Englewood, Colorado

We have audited the accompanying balance sheet of LIFELINE NUTRACEUTICALS CORPORATION (a development stage company) as of June 30, 2004 and the related statements of operations, stockholders’ (deficit), and cash flows for the year July 1, 2003 (inception) to June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LIFELINE NUTRACEUTICALS CORPORATION at June 30, 2004 and the results of its operations and its cash flows for the year July 1, 2003 (inception) to June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, is wholly reliant upon its shareholders for future financing needs and at present has sold no product or service. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
August 18, 2004

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
BALANCE SHEET
AS OF JUNE 30, 2004

ASSETS
Current Assets
Cash and cash equivalents	$ 49,663
Prepaid epenses	7,813

Total current assets	57,476
Property and equipment
Office equipment	18,906
Accumulated depreciation	(208)

Total property and equipment	18,698
Other Assets
Debt issuance costs, net of amortization of $1,778	15,222
Deferred stock offering costs	15,000
Deposits	6,166

Total other assets	36,388

TOTAL ASSETS	$ 112,562

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable	$ 28,218
Accrued payroll and payroll taes	50,549
Accrued interest	10,736
Notes payable - related party, less discount of $47,670	2,330
Notes payable, less discount of $95,330	244,670

Total current liabilities	336,503
Stockholders’ (Deficit)
Preferred Stock - no par value, 10,000,000 shares authorized
No shares issued or outstanding	--
Common Stock - no par value, 50,000,000 shares authorized
18,300,000 shares issued and outstanding	242,550
Stock subscription receivable	(13,050)
(Deficit) accumulated during the development stage	(453,441)

Total stockholders’ (deficit)	(223,941)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$ 112,562

See notes accompanying financial statements.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE YEAR JULY 1, 2003 (INCEPTION) TO JUNE 30, 2004

REVENUES	$ --

OPERATING EXPENSES
General and administrative	433,927

Total operating expenses	433,927

OPERATING (LOSS)	(433,927)
OTHER INCOME (EXPENSE)
Interest (expense)	(19,514)

Net (loss)	$ (453,441)

Loss per share, basic and diluted	$ (0.03)

Weighted average shares outstanding	16,574,983

See notes accompanying financial statements.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ (DEFICIT)
FOR THE YEAR JULY 1, 2003 (INCEPTION) TO JUNE 30, 2004

	Common Stock		Stock Subscriptions	(Deficit) Accumulated During Development
	Shares	Amount	Receivable	Stage
July 1, 2003 (Inception)	--	$ --	$ --	$ --
Sale of common stock
($.0005 per share)	9,000,000	4,500	(4,500)	--
Private placement of common stock
($.0005 per share)	1,500,000	750	(750)	--
Private placement of common stock
($.001 per share)	7,800,000	7,800	(7,800)	--
Contribution of services	--	79,500	--	--
Warrants issued with convertible debt	--	71,550	--	--
Rights of beneficial conversion of debt	--	78,450	--	--
Net (loss)	--	--	--	(453,441)

June 30, 2004	18,300,000	$242,550	$(13,050)	$(453,441)

See notes accompanying financial statements.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE YEAR JULY 1, 2003 (INCEPTION) TO JUNE 30, 2004

Cash Flows from Operating Activities:
Net (loss)	$(453,441)
Adjustments to reconcile net (loss) to net cash (used)
by operating activities
Depreciation	208
Contributed capital	79,500
Amortization of debt issuance costs	1,778
Amortization of debt discount	7,000
(Increase) prepaid expenses and other assets	(13,979)
Increase in accounts payable and accrued expenses	89,503

Net Cash (Used) by Operating Activities	(289,431)

Cash Flows from Investing Activities:
Purchase of equipment	(18,906)

Cash Flows from Financing Activities
Proceeds from notes payable	340,000
Proceeds from convertible notes payable - related party	50,000
Payment of stock offering costs	(15,000)
Payment of debt issuance costs	(17,000)

Net Cash from Provided by Financing Activities	358,000

Increase in Cash	49,663
Cash and Cash Equivalents - Beginning of Period	--

Cash and Cash Equivalents - End of Period	$ 49,663

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$ --

Cash paid for income taxes	$ --

See notes accompanying financial statements.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Note 1 - Organization and Summary of Significant Accounting

Organization

Lifeline Nutraceuticals Corporation (a development stage company, “Lifeline” or “LNC”) was incorporated on July 1, 2003. As of June 30, 2004, LNC was in the development stage with no active operations.

For the year July 1, 2003 (inception) to June 30, 2004, LNC has been in the development stage. LNC’s activities since inception have consisted of organizing LNC, developing a business plan, formulation and testing of product and raising capital.

For the near term, LNC is dependent on its ability to raise additional financial support from notes payable and the contributions of time from its officers and directors. Subsequent to year end, LNC intends to consummate a plan of reorganization with an existing public company that has limited or no operations, raise additional capital through a private placement for the public company, and file a registration statement for the private placement shares thus providing liquidity afforded by the stock market to the private placement shareholders as well as convertible debt and warrant holders.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that LNC will continue as a going concern. At present, LNC is in the development stage, is wholly reliant upon its ability to raise additional capital for future financing needs and has no product, service or other business operations. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

Management of LNC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Cash Equivalents

For purposes of the statements of cash flows, LNC considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment are expensed in amounts sufficient to relate the expiring costs of depreciable assets to operations over estimated service lives, principally using the straight-line method. Estimated service lives range from three to seven years. When such assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the useful life of an asset are capitalized and depreciated over the estimated useful life of the asset.

Impairment of Long-Lived Assets

Long-lived assets of LNC are reviewed annually as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” LNC assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. When an assessment for impairment of long-lived assets, long-lived assets to be disposed of and certain identifiable intangibles related to those assets is performed, LNC is required to compare the net carrying value of long-lived assets on the lowest level at which cash flows can be determined on a consistent basis to the related estimates of future undiscounted net cash flows for such properties. If the net carrying value exceeds the net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value, generally equal to the future discounted net cash flow.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Discounts on Notes Payable

In June 2004, LNC issued debt (1) convertible into common stock and (2) with detachable warrants to purchase common stock. Both the debt conversion rate and warrant exercise price are not known with certainty since both will equal the stock purchase price of a private placement whose terms will be established by management in the near future. See Note 11. However, management expects to establish the stock offering price, and hence the debt conversion rate and the warrant exercise price, at less than the 50% of the stock trading price at that time. Presently, management expects that offering price to be approximately $2.00 per share. Based on that expectation, LNC has recorded as a discount to the related debt (1) an estimated relative value of the warrants based on the Black-Scholes model and (2) the beneficial conversion benefit to the debt holders based on estimated intrinsic value. The amount of the discount has been added to common stock. The discounts will be amortized as interest expense over the period of the debt. Once the final private placement price is established, LNC will record a final measurement of the warrant and beneficial conversion values. In June 2004, the initial recording of warrants and beneficial conversion was $71,550 and $78,450, respectively.

Debt issuance costs

Costs incurred in connection with obtaining financing are capitalized and amortized over the maturity period of the debt, expected to be one year. If debt instruments are converted into common stock, any unamortized cost will be immediately expensed as interest.

Deferred stock offering costs

Stock offering costs are cumulative costs of a proposed private placement stock offering. These costs will reduce the net proceeds of the private placement stock offering if it is successful. If the offering is not successful, the costs will be expensed.

Net income (loss) per share

Basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share for the year is normally determined on the assumption that the convertible equity instruments, such as stock warrants, are converted. However, such conversion would be anti-dilutive and hence, basic and dilutive loss per share are the same.

All share and per share amounts presented for the period ended June 30, 2004, reflect the 16,574,983 outstanding shares as a result of the October 26, 2004 reorganization.

See Note 11 for a description of the merger and reorganization. The pro forma (loss) per common share presentation for the year ended June 30, 2004 is computed based on the actual weighted average number of common shares outstanding during the period restated at the conversion ratio into the post merger shares at .8034 per LNC share for every newly issued post merger share. No dilution has been considered for any warrants or convertible debt since such adding such equivalent shares would produce an anti-dilutive effect due the net loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change.

Concentration of Credit Risk

Statement of Financial Accounting Standard (“SFAS”) No. 105, “Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk”, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments with significant credit risk include cash. LNC attempts to deposit its cash with high quality financial institutions in amounts less than the federal insurance limit of $100,000 in order to limit credit risk.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Stock-Based Compensation

LNC adheres to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation utilizing various assumptions regarding the underlying attributes of the options and stock, rather than the intrinsic method of accounting for stock-based compensation which is proscribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. The Financial Accounting Standards Board encourages entities to adopt the fair-value based method but does not require adoption of this method. LNC will account for stock based compensation to employees and directors under APB No. 25 and will utilize the disclosure-only provisions of FAS No. 123 for any options and warrants issued to these individuals. As of June 30, 2004, LNC had no outstanding stock options outstanding.

Organization Costs

LNC accounts for organization costs under the provisions of Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” which requires that all organization costs be expensed as incurred.

Effect of New Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”), which (i) amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation (ii) amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation and (iii) amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. Items (ii) and (iii) of the new requirements in SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 has no effect on the financial statements as of June 30, 2004.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends certain portions of SFAS No. 133 and is effective for all contracts entered into or modified after June 30, 2003 on a prospective basis. SFAS No. 149 is not expected to have a material effect on our results of operations or financial position since we currently have no derivatives or hedging contracts.

In June 2003, the FASB approved SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is not expected to have an effect on LNC’s financial position.

Note 2 – Debt issuance costs

LNC paid a 10% fee for four loans obtained during the year ended June 30, 2004. The fees totaled $17,000 and will be amortized over the life of the related debt. All debt has an amortized life of one year. Amortization expense of $1,778 was recorded for the year ended June 30, 2004 and is included in interest expense on the statement of operations.

Note 3 – Stock Offering costs

LNC has entered an agreement with an underwriter to raise up to $8 million. The agreement called for a nonrefundable payment of $15,000 upon execution of the agreement and $15,000 upon completion of the Private Placement Memorandum. See Note 5. The payments to the underwriter are considered offering costs and are expected to be offset against the proceeds of the Private Placement Memorandum.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Note 4 – Notes Payable and Notes Payable – Related Party

Notes Payable to unrelated parties consist of the following:

Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due September 9, 2004. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share). Subsequent to year-end, the company received an extension to repay until November 9, 2005
$ 50,000
Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due December 10, 2004. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share)
60,000
Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due March 2, 2005. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share)
25,000
Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due April 7, 2005. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share)
35,000
Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due April 24, 2005. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share)
20,000
Unsecured note payable bearing interest at 10% per annum, principal and any accrued interest is due April 28, 2005. The note holder has an option to convert each $1.00 of note into two shares of common stock ($.50 per share)
50,000
Unsecured note payable, bearing interest at 10% per annum, principal and any accrued interest is due June 9, 2005. The note holder has an option to convert all or part of the principal balance to units in the private offering of common stock. In addition, the note has a warrant attached to purchase shares of common stock equal to their outstanding principal loan amount divided by the per share offering price in the private placement
50,000
Unsecured note payable, bearing interest at 10% per annum, principal and any accrued interest is due June 16, 2005. The note holder has an option to convert all or part of the principal balance to units in the private offering of common stock. In addition, the note has a warrant attached to purchase shares of common stock equal to their outstanding principal loan amount divided by the per share offering price in the private placement
50,000

340,000
Less discounts on debt:
Unamortized warrant	(45,474)
Unamortized beneficial conversion interest	(49,856)

Notes payable, net of discounts	$ 244,670

Related party notes payable are as follows:

Unsecured note payable from the spouse of an executive officer, bearing interest at 10%
per annum, principal and any accrued interest is due June 14, 2005. The note holder has an option to convert all or part of the principal balance to units in the private offering of common stock. In addition, the note has a warrant attached to purchase shares of stock equal to their loan amount divided by the per share offering price in the private placement, upon the receipt of a subscription agreement and private placement memorandum from
LNC.
$ 50,000

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Less discounts on debt:
Unamortized warrant	(22,681)
Unamortized beneficial conversion interest	(24,989)

Notes payable, net of discounts	$ 2,330

Subsequent to year-end, LNC issued additional notes payable totaling $409,000, bearing interest at 10% per annum, principal and any accrued interest is due August 31, 2005. Of the total amount of additional notes issued subsequent to year-end, $32,000 was from the related party discussed above. The note holders have an option to convert all or part of the principal balance to units in the private offering into public equity at the private offering price. In addition, the notes have a warrant attached to purchase shares of common stock equal to their loan amount divided by the per share offering price in the private placement. (Unaudited)

Future minimum debt payments, including related party debt and debt entered subsequent to year-end, are as follows:

Year ending June 30,
2005	$390,000
2006	559,000

$949,000

Interest expense related to the notes payable totaled $10,517 for the year ended June 30, 2004. Interest expense related to the related party note payable totaled $219 for the year ended June 30, 2004.

Note 5 – Stockholders’ Equity

During the fiscal year ended June 30, 2004, LNC sold a total of 18,300,000 shares of common stock for $13,050 in the aggregate at prices ranging from $.0005 to $.001 per share. All of these shares of common stock were subscribed to and issued.

LNC’s articles of incorporation authorize the issuance of preferred shares. However, at this time none have been issued nor have any rights or preferences been assigned to the preferred shares by the Board of Directors.

Subsequent to year-end, all subscription receivables were collected. (Unaudited)

For a period of time various officers of LNC were not paid any salary for services rendered. LNC has estimated the fair value of the forgone salary for the year ended June 30, 2004 at $79,500, which has been recorded as a contribution of services to capital.

As disclosed in Note 4, three notes payable were issued with warrants to purchase common stock of LNC at the price of a future private placement and conversion rights equal to their loan amount divided by the per share offering price in the private placement. Because the stock purchase price of the private placement can be estimated, an initial value has been recorded as a discount to the debt and an addition to equity. Once the final stock purchase amount is known with certainty, the exercise price and number of shares subject to exercise will be adjusted to a final valuation using the Black-Scholes valuation model and recorded as an adjustment to equity and to the amortizable discount related to the related debt instruments.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Note 6 – Fair Value of Financial Instruments

SFAS No. 107 requires disclosures about the fair value for all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of June 30, 2004. Accordingly, the estimates presented in these statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

Management has estimated the fair values of cash, accounts payable, and accrued expenses to be approximately their respective carrying values reported on these statements because of their short maturities.

Note 7 – Income Taxes

At June 30, 2004, LNC had a net operating loss carryforward of approximately $361,600 that may be offset against future taxable income, if any, until 2020. These carryforwards are subject to review by the Internal Revenue Service.

LNC has fully reserved the approximate $71,600 tax benefit of the operating loss carryforward, by a valuation allowance of the same amount, because LNC has determined that the probability of realization of the tax benefit is less than likely to occur.

Note 8 — Operating Lease Commitments

Effective July 1, 2004, LNC entered into a month-to-month lease for its office facilities. The office facility lease requires monthly payments of approximately $5,400. Included in such payments are charges each month for common area maintenance charges, property tax, bookkeeping, insurance and management fees.

Note 9 – Commitments

     LNC has entered into multiple employment agreements, as follows:

Position	Term	Salary
President and CEO	January 2004 - July 14, 2006	$180,000 per annum
Chief Development Officer	January 2004 - July 14, 2006	$120,000 per annum
Chief Financial Officer	April 15, 2004 - April 15, 2006	$120,000 per annum

The CEO’s contract provides for a severance payment of an amount equal to the pro rata distributable portion of any supplemental and or incentive compensation at three times the sum of the president’s base salary.

As disclosed in Note 3, LNC has entered an agreement with an underwriter to raise up to $8 million. The agreement requires a nonrefundable payment of $15,000 upon execution of the agreement and $15,000 upon completion of the Private Placement Memorandum. Additionally, under the agreement, LNC must pay a 10% commission from all proceeds raised and a fee for expenses of 3% of all proceeds raised.

LNC entered into an agreement for the manufacturing of its products. The agreement provides for negotiation of pricing on the date of the first purchase order. That price will be in effect for one year or less if raw material costs increase. LNC will be wholly dependent on this manufacturer for product to sell.

LNC entered an agreement with a research institute for animal (mice) testing of LNC’s product at a total cost of $23,838. The testing was concluded and the final installment of $11,838 paid on September 30, 2004. (Unaudited)

Note 10 – Related party transactions

     As disclosed in Note 4, LNC issued notes payable to the spouse of one of its officers.

     LNC paid an officer $2,000 for securing $20,000 third party note funding.

LIFELINE NUTRACEUTICALS CORPORATION
(A Development Stage Company)
Notes to Financial Statement
June 30, 2004

Note 11 — Events Subsequent to June 30, 2004 (Unaudited)

As disclosed in Note 4, subsequent to year-end, LNC issued additional notes payable totaling $409,000.

Subsequent to year-end, LNC entered a Plan of Reorganization and Agreement with Lifeline Therapeutics, Inc. (f/k/a Yaak River Resources, Inc.) (“LTI”) whereby LNC agreed to exchange 81% of the outstanding shares of Lifeline Nutraceuticals Corporation stock for 15,385,110 shares of LTI. After the exchange, the former owners of LNC owned 94% of the outstanding shares of merged companies. The exchange occurred at a ratio of .8034 shares of Lifeline Nutraceuticals Corporation common stock for one share of LTI common stock, which was subject to the approval and acceptance of Lifeline Nutraceuticals Corporation shareholders holding at least 80% of the outstanding stock of Lifeline Nutraceuticals Corporation. LNC expects that the transaction qualified as a tax-free event. Following the closing of this transaction, Lifeline Therapeutic, Inc. exchanged all originally issued and outstanding notes payable by Lifeline Nutraceuticals Corporation into new notes payable by Lifeline Therapeutics, Inc. In addition, Lifeline Therapeutics, Inc. exchanged stock purchase warrants issued by Lifeline Nutraceuticals Corporation into stock purchase warrants for the common stock of Lifeline Therapeutics, Inc.

Subsequent to year-end, LNC issued an additional 5,350,000 shares of common stock for cash.

PART II

Information Not Required in Prospectus

Item 24.    Indemnification of Directors and Officers

     The Articles of Incorporation of Lifeline Therapeutics include a provision that eliminates, to the fullest extent permitted by Colorado law, the personal liability of its directors to Lifeline Therapeutics and its shareholders for monetary damages for breach of the directors’ fiduciary duties. This limitation has no effect on a director’s liability for:

(i)	any breach of the director's duty of loyalty to the Corporation or to its shareholders;

(ii)	acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or

(iv)	any transaction from which the director directly or indirectly derived any improper personal benefit.

     Further, the indemnification rights of directors will not affect the availability of injunctions and other equitable remedies available to Lifeline Therapeutics’ shareholders for any violation of a director’s fiduciary duty to Lifeline Therapeutics or its shareholders.

     The Articles of Incorporation further authorize Lifeline Therapeutics to indemnify its officers, employees, fiduciaries or agents to the same extent as a director. Lifeline Therapeutics may also indemnify an officer, employee, fiduciary or agent who is not a director to a greater extent than is provided in the Bylaw provisions, so long as it is not inconsistent with public policy and it is provided for by general or specific action of its board of directors or shareholder’s by contract.

     The Bylaws of Lifeline Therapeutics also provide for the indemnification of directors and officers. They permit Lifeline Therapeutics to enter into indemnity agreements with individual directors, officers, employees, and other agents. These agreements, together with the Bylaws and Articles of Incorporation, may require Lifeline Therapeutics, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

     Mr. and Mrs. Driscoll have agreed to indemnify Lifeline Therapeutics and its subsidiary against certain obligations that Mr. Driscoll may have incurred. Various persons alleged that Mr. Driscoll may have promised to convey to them shares of stock of either Lifeline Therapeutics or its subsidiary, Lifeline Nutraceuticals. Mr. Driscoll has resolved these claims personally, but the risk exists that these individuals may involve Lifeline Therapeutics or its subsidiary in any attempt to resolve these issues in or outside of court. As a result, Mr. Driscoll, joined by his wife, agreed to indemnify and hold Lifeline Therapeutics and Lifeline Nutraceuticals harmless from any such claims.

     Lifeline Therapeutics currently has directors’ and officers’ liability insurance. At present, there is no pending litigation or proceeding involving a director, officer or employee of Lifeline Therapeutics, nor is Lifeline Therapeutics aware of any threatened litigation that may result in claims for indemnification.

     The Colorado statutes and the Bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Lifeline therapeutics has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document	Exhibit Number
Registrant’s Articles of Incorporation	3.01
Registrant’s Bylaws	3.03

Item 25.    Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby. The Selling Shareholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$ 13,925
Accounting fees and expenses	$ 32,000
Legal fees and expenses	$ 35,000
Printing fees and expenses	$ 5,000
Blue-sky fees and expenses	$ 15,000
Transfer agent and registrar fees and expenses	$ 2,000

Fees to be paid by Selling Security Holders	$ 0
Total to be paid by Lifeline	$102,925

Item  26.    Recent Sales of Unregistered Securities

October 2004 Reorganization

     On October 26, 2004, the Company completed a Plan and Agreement with Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals”) whereby the shareholders holding approximately 81% of the outstanding stock of Lifeline Nutraceuticals exchanged their stock in Lifeline Nutraceuticals for 15,385,110 shares of newly issued stock in the Company. The newly issued shares represent approximately 94% of the outstanding stock of the Company.

     In addition the Company exchanged $240,000 in new promissory notes for a like amount of convertible debt obligations of Lifeline Nutraceuticals. The new promissory notes contain the same privilege as the original notes to convert to shares of stock in the Company at the rate of fifty cents per share. All note holders have converted their debt into a total of 536,081 shares of common stock.

     The Company also exchanged $559,000 in new promissory notes for a like amount of bridge note obligations of Lifeline Nutraceuticals and raised a total of $3,104,000. The bridge notes bear interest at 10% per annum and are due the earlier of six months from the date of the exchange or the closing of the first $1,000,000 of the Company’s proposed private placement offering. The bridge note holder also received warrants to purchase common stock to be issued in the private placement equal to the principal amount plus interest divided by the per-share offering price, with an exercise price equal to the offering pricing. The warrants are exercisable for a period of three years after the closing of the offering. All but $160,000 were exchanged for shares of common stock and Unit Warrants. The remaining debt plus interest was paid off using the cash proceeds from the private placement.

     The Company used no underwriter to complete this transaction. No finders’ fee, commission, or other compensation was paid. The persons who received the Company’s securities are all persons who represented to the Company that they were accredited investors and who were previously securities holders associated with Lifeline Nutraceuticals.

     The Company relied on the exemption from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933 for this transaction. The Company did not engage in any public advertising or general solicitation in connection with this transaction. The Company provided the accredited investor with disclosure of all aspects of our business, including providing the accredited investor with the Company’s reports filed with the Securities and Exchange Commission, press releases, access to the Company’s auditors, and other financial, business, and corporate information. Based on the Company’s investigation, the Company believes that the accredited investors obtained all information regarding the Company they requested, received answers to all questions the posed, and otherwise understood the risks of accepting the Company’s securities for investment purposes.

Acquisition of remaining portion of Lifeline Nutraceuticals

     On March 10, 2005, the Company issued 1,000,000 shares of its restricted Series A Common Stock to acquire the remaining 19% interest in Lifeline Nutraceuticals Corporation (“LNC”) from a single sophisticated investor. No fee was paid to any underwriter, placement agent, or finder. The securities were issued to a single sophisticated investor who had significant prior experience with LNC. The Company received no cash proceeds as a result of the issuance of the shares. The investor assigned to LTI 4,500,000 shares he owned in LNC (approximately 19%) in consideration for the 1,000,000 shares.

     The Company relied on the exemption from registration provided by Sections 4(2) of the Securities Act of 1933 for this transaction. We did not engage in any public advertising or general solicitation in connection with this transaction. We provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission, our press releases, access to our auditors, and other financial, business, and corporate information, and the investor was represented by his personal counsel in the transaction. Based on our investigation, we believe that the investor obtained all information regarding LTI that he requested, received answers to all questions he and his advisors posed, and otherwise understood the risks of accepting our securities for investment purposes.

April 2005 private placement closing

     On April 19, 2005, the prior commitment to issue common stock purchase warrants (the “Bridge Warrants”) to holders of bridge financing notes (“Bridge Notes”) issued by Lifeline Therapeutics, Inc. (“Lifeline”) was quantified. The transaction was completed effective April 18, 2005. Lifeline issued Bridge Warrants to purchase 1,592,569 shares of Series A Common Stock exercisable at $2.00 per share through April 18, 2008 to all persons who were previously holders of Bridge Notes that Lifeline had issued during 2004 and in January and February 2005.

     There was no principal underwriter in the transaction for the issuance of the Bridge Warrants. As previously disclosed, placement agents did assist in the placement of the Bridge Notes, but their activities were not relevant to the issuance of the Bridge Warrants. The prior purchasers of the Bridge Notes, and therefore the persons to whom the Bridge Warrants were issued, were all accredited investors as defined in Section 2(a)(15) of the Securities Act of 1933 (the “1933 Act”) and Rules 215 and 501(a) thereunder. Lifeline relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of the Bridge Warrants, as well as Regulation D.

     On April 18, 2005, Lifeline received $2,659,000 in cash and $2,469,536 in cancellation of indebtedness from certain persons holding Bridge Notes. The transaction was completed effective April 18, 2005. To complete the transaction, Lifeline issued: (i) 2,564,297 shares of Series A Common Stock at a price of $2.00 per share; and (ii) Warrants (“Unit Warrants”) to purchase 2,564,297 shares of Series A Common Stock exercisable at $2.50 per shares through April 18, 2008. Of the total amount raised, we received $2,659,000 in cash, for which we issued 1,329,500 shares of Series A Common Stock and an equal number of Unit Warrants. The remaining shares of Series A Common Stock and Unit Warrants were issued in exchange for the cancellation of the indebtedness represented by the Bridge Notes. Lifeline relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of the Bridge Warrants, as well as Regulation D.

     The placement agent for the transaction was Keating Investments, LLC, 5251 DTC Parkway, Suite 1090, Greenwood Village, Colorado 80111 (“Keating”). Each of the purchasers were accredited investors as defined in Section 2(a)(15) of the 1933 Act and Rules 215 and 501(a) thereunder. Lifeline Therapeutics paid Keating $265,900 in commissions and $75,000 non-accountable expense allowance. Lifeline also issued to the Placement Agent warrants to purchase 159,255 shares of Series A Common Stock exercisable at $2.00 per share through April 18, 2008. An additional 117,500 warrants were issued relating to bridge note conversions.

     On April 18, 2005, Lifeline Therapeutics also completed the exchange of the principal of (in the amount of $240,000) and interest on (in the amount of $28,040) certain outstanding convertible notes (the “Convertible Notes”). Lifeline Therapeutics issued 536,081 shares of its Series A Common Stock to the holders of the Convertible Notes pursuant to the terms of those Convertible Notes that Lifeline Therapeutics had issued during 2003 and early 2004. There was no principal underwriter in the transaction for the issuance of the Common Stock to the holders of the Convertible Notes; previously there was no placement agent in connection with the issuance of the Convertible Notes. The prior purchasers of the Convertible Notes, and therefore the persons to whom the Series A Common Stock were issued, were all accredited investors as defined in Section 2(a)(15) of the 1933 Act) and Rules 215 and 501(a) thereunder. The Company relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of Common Stock in exchange for the Convertible Notes, as well as Regulation D.

May 2005 private placement closing

     On May 16, 2005, Lifeline Therapeutics received $2,326,627 in cash from certain accredited investors and $544,804 in cancellation of indebtedness from certain persons holding Bridge Notes. To complete the transaction, the Company issued 1,435,719 shares of Series A Common Stock at a price of $2.00 per share and Warrants (“Unit Warrants”) to purchase 1,435,719 shares of Series A Common Stock exercisable at $2.50 per share until their expiration date, April 18, 2008. Of the total amount raised, we received $2,326,627 in cash, for which we issued 1,163,314 shares of Series A Common Stock and an equal number of Unit Warrants. The remaining shares of Common Stock and Unit Warrants were issued in exchange for the cancellation of the indebtedness represented by the Bridge Notes. Lifeline relied on the exemption from registration provided by Section 4(2) under the 1933 Act for the issuance of the Series A Common Stock and the Unit Warrants, as well as Regulation D.

     The placement agent for the transaction was Keating. Lifeline paid Keating $232,663 in commissions with no further non-accountable expense allowance. (Lifeline previously paid Keating a $75,000 non-accountable expense allowance as described in a Form 8-K reporting an event of April 18, 2005.) Lifeline also issued to Keating warrants to purchase 127,526 shares of Common Stock exercisable at $2.00 per share until their expiration date, April 18, 2008.

Employee options

     On May 13, 2005, Lifeline Therapeutics offered its director of marketing options to acquire 50,000 shares of its common stock at an exercise price of $2.50 per share, exercisable through May 31, 2008. The effective date of these options is the later of her acceptance of the options or her commencement of employment. Her start date was May 23, 2005, and she accepted the options as of that date. There was no underwriter involved in the transaction, and the options were issued pursuant to the exemption from registration contained in Sections 4(2) and 4(6) of the 1933 Act.

EXHIBITS

ITEM 27 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Title
2.01	Plan of Reorganization between Lifeline Nutraceuticals and Yaak River Resources, Inc. dated
September 21, 2005 (1)
2.02	Settlement and Release Agreement and Plan of Reorganization dated March 10,
2005, between Lifeline Therapeutics and Michael Barber (2)
3.01	Articles of Incorporation(4)
3.02	Amendment to Registrant’s Articles of Incorporation (5)
3.03	Registrant’s Amended and Restated Bylaws (3)
5.01*	Opinion as to the Validity of the Securities
10.01	Form of Unit Warrant Certificate
10.02	Form of Bridge Warrant Certificate
10.03	Form of Placement Agent Warrant Certificate
10.04	Secured Indemnification Agreement dated February 21, 2005 by and among the Company and William
J. Driscoll and Rose Mary Driscoll
21.01	List of subsidiary
23.01	Consent of independent registered public accounting firm
23.02	Consent of Patton Boggs LLP (see Exhibit 5.01)

*       To be filed by Amendment to this Form SB-2.

(1)	Filed with Lifeline Therapeutics’ Current Report of Form 8-K (File No. 000-30489), dated September 22, 2004 and incorporated herein by reference.

(2)	Filed with Lifeline Therapeutics’ Current Report of Form 8-K (File No. 000-30489), dated March 11, 2005 and filed March 14, 2005, and incorporated herein by reference.

(3)	Filed with Lifeline Therapeutics’ Current Report of Form 8-K (File No. 000-30489), dated October 27, 2004 and filed October 27, 2004 and incorporated herein by reference

(4)	Filed with Lifeline Therapeutics’ Registration Statement on Form S-18, Registration No. 33-28106 effective July 21, 1989 and incorporated herein by reference.

(5)	Filed with Lifeline Therapeutics’ Annual Report on Form 10-KSB for fiscal year ended December 31, 1992 and incorporated herein by reference.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

2.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	Include any additional or changed material information on the plan of distribution.

3.

For determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

4.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

5.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

6.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado, on June 30, 2005.

LIFELINE THERAPEUTICS, INC. Colorado corporation By: /s/ William J. Driscoll William J. Driscoll Its: President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Driscoll and Paul R. Myhill, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ William J. Driscoll	June 30, 2005
William J. Driscoll
President, Chief Executive Officer
and Chairman of the Board
(Principal Executive Officer)
By: /s/ Paul R. Myhill	June 29, 2005
Paul R. Myhill
Vice President, Chief Financial Officer,
Secretary, and Director
(Principal Financial Officer)
By: /s/ William Kutney	June 30, 2005
William Kutney
Treasurer
(Principal Accounting Officer)

By: /s/ H. Leigh Severance	June 29, 2005
H. Leigh Severance
Director
By: /s/ Javier W. Baz	June 29, 2005
Javier W. Baz
Director
By: /s/ James D. Crapo	June 29, 2005
James D. Crapo
Director
By: /s/ James J. Krejci	June 29, 2005
James J. Krejci
Director